Filed Pursuant to Rule 424(b)(5)

Registration No. 333-233691

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 10, 2019)

7,500,000 American Depositary Shares

Opera Limited

Representing 15,000,000 Shares

We are selling 7,500,000 American depositary shares, or ADSs. Each ADS represents two ordinary shares. We have granted the underwriters an option to purchase up to 1,125,000 ADSs at the price to the public less the underwriting discounts and commissions.

Our ADSs are listed on the NASDAQ Global Select Market under the symbol “OPRA.” On September 19, 2019, the reported last sale price for the ADSs was US $10.95 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement and those included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying our ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$10.00	US$75,000,000
Underwriting discounts and commissions(1)	US$0.42	US$3,150,000
Proceeds to Opera Limited (before expenses)	US$9.58	US$71,850,000

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”

The underwriters expect to deliver the ADSs against payment in New York, New York on or about September 24, 2019.

Citigroup    CICC

Cowen	B. Riley FBR

Prospectus Supplement dated September 20, 2019

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on behalf of us or the underwriters to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or unless the context otherwise requires,

•

“active user” refers to a user, calculated based on device identification, that has accessed one of our mobile browsers, PC browsers or other applications at least once during a given period. A unique user that is active in more than one of the applications on our platform is counted as more than one active user;

•	“ADSs” refer to American depositary shares, each of which represents two ordinary shares;

•

“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus and any prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“MAUs” or “monthly active users” refer to the number of active users during each month within a given period, unless otherwise indicated;

•	“shares” or “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share;

•	“South Asia” comprises the four distinct markets of India, Pakistan, Bangladesh and Sri Lanka;

•	“Southeast Asia” comprises the six distinct markets of Indonesia, Vietnam, Thailand, the Philippines, Malaysia and Myanmar;

•	“US$,” “U.S. Dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•

“we,” “us,” “our company,” “the Group,” “our group,” “our” or “Opera” refers to Opera Limited and its subsidiaries, an exempt company incorporated under the laws of the Cayman Islands with limited liability that is the holding company of our group.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Overview of Our Business

Opera is a leading global internet brand with a large, engaged and growing base of over 350 million average monthly active users. Building on over 20 years of innovation, starting with our browser products, we are increasingly leveraging our brand as well as our massive and engaged user base in order to expand our offerings and our business. Today, we offer users across Europe, Africa and Asia a range of products and services that include our PC and mobile browsers as well as our AI-powered news reader Opera News and our app-based microfinance solutions.

 Opera launched one of the world’s first PC browsers in 1996 and introduced the world’s first full web browser for smartphones in 2002. Since then, Opera has remained an innovator in the browser space, launching features including tabbed browsing, data savings, PC/mobile sync, and numerous features focused on privacy and security, including ad blocking and a built-in VPN. Today, our browser products include Opera Mini, Opera for Android, Opera Touch, Opera for Computers and Opera GX, a separate PC browser tailored for gamers. These products reached over 300 million average MAUs in the quarter ended June 30, 2019.

Opera News, our AI-driven content platform enabled by big data technologies, was launched in 2017 and was initially launched as part of our browser, leveraging our large user base and well-known brand in order to deliver a personalized and relevant content experience at scale. In early 2018, we launched a standalone Opera News app, which now also supports short-form video functionality. Today, Opera News is available in 77 countries and 35 languages and was the most downloaded global news application during the second quarter of 2019 according to an online post by Sensor Tower dated July 19, 2019. In the quarter ended June 30, 2019, Opera News averaged 163 million MAUs, which included 37 million users from the Opera News app.

We rolled out our app-based microfinance service in late 2018, offering instant seven to 30-day microloans to approved borrowers under the “OKash” and other local brands, initially in Kenya and subsequently expanding to India and Nigeria (collectively referred to as “OKash”). Targeting consumers unserved or underserved by traditional financial institutions, our apps are intended to simplify borrowing for “last mile” financial inclusion. As we did with Opera News, we utilize our existing user engagement across our browser and news app in order to promote this product, enabling us to acquire users in a cost-efficient and scaled manner. Our service relies on our large repository of user behavior data as well as AI algorithms in order to credit-score potential borrowers, analyze the purpose of the loan as well as the repayment behavior of borrowers. The service also features an advanced security system that includes facial recognition technology in order to ascertain and confirm the identity of potential borrowers. The microloans we offered had average loan size of approximately US$40 dollars in the first half of 2019. Our microfinance service disbursed over 2.5 million short-term microloans, with an aggregate value of over US$90 million, in the same period.

Opera Ads is our advertising solution targeting digital agencies, advertisers and brands to connect and engage directly with Opera users through both programmatic and traditional advertising solutions. Launched during the second quarter of 2019, Opera Ads is an important part of our monetization strategy aimed at growing our average revenue per user. Driven by consumer engagement and leveraging our understanding of user behavior patterns and preferences, as well as our large and growing owned and operated advertising inventory, we believe that Opera Ads is well positioned to offer a compelling solution to advertisers across the markets where we operate.

As we have done with Opera News and OKash, we intend to continue leverage our brand and large and engaged user base to launch additional consumer facing products in the future. An example is our recently-launched classifieds product, OList. This product will allow us to expand Opera Ads beyond large advertisers to include small and medium sized enterprises across verticals such as automotive, real estate and jobs. We also retail airtime transactions and mobile phones. We undertake these initiatives to build stronger relationships with mobile telecommunication providers, which enabled us to launch our microfinance business and achieve other goals. We intend to explore a wider array of retail opportunities, building on our scale and growing product portfolio.

Driven by the rapid adoption of our modern mobile and PC applications and the diversification of our product offerings, we have experienced strong revenue growth. During 2018, we had revenue of US$172.3 million, compared to US$128.9 million in 2017, representing growth of 33.7%. During the six months ended June 30, 2019, we recorded US$111.6 million in operating revenue, up by 40.7% from US$79.3 million for the same period in 2018. The acceleration of our growth trajectory in 2019 is fueled by investments in our product portfolio as well as additional marketing and distribution activities. We had a net income of US$35.2 million in 2018, compared to US$6.1 million in 2017. We had net income of US$7.8 million in the six months ended June 30, 2019 compared to US$14.0 million for the same period in 2018. Our adjusted net income was US$46.1 million in 2018, compared to US$17.8 million in 2017. Our adjusted net income was US$12.6 million and US$20.7 million in the six months ended June 30, 2019 and 2018, respectively. Our adjusted EBITDA was US$65.8 million in 2018, compared to US$34,119 million in 2017. Our adjusted EBITDA was US$12.7 million and US$31.8 million in the six months ended June 30, 2019 and 2018, respectively. To see how we define and calculate adjusted net income and adjusted EBITDA, a reconciliation between adjusted net income and net income (loss) and adjusted EBITDA and net income (loss) (for each, the most directly comparable IFRS financial measure) and a discussion about the limitations of non-IFRS financial measures, please refer to “Summary Consolidated Financial and Operating Data--Non-IFRS Financial Measures.”

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and drive rapid growth:

A massive and diversified global user base

We have a massive user base of over 350 million monthly active users in the quarter ended June 30, 2019 that we believe provides us with the scale and global reach necessary to capitalize on market opportunities and expand our offerings. Our global smartphone user base was 227 million MAUs, on average, in the quarter ended June 30, 2019, compared to 182 million MAUs in the second quarter of 2018. Our mobile browser user base reached 256 million average MAU in 2018, of which 181 million were smartphone users. Opera is among the market leaders in high growth mobile-first regions such as Africa and Asia in terms of market share, according to web traffic analyst StatCounter. Our PC products also had a substantial user base of 65 million average MAUs in the quarter ended June 30, 2019, compared to 57 million in the second quarter of 2018.

A strong brand across many key markets

We have built significant brand awareness and have become a trusted global Internet browser and news reader brand. This position enables us to more efficiently launch new products and drive adoption. As of June 30, 2019, we had 17 million followers across our social media channels, such as Twitter and Facebook. According to media intelligence provider Meltwater, there were 26,000 global news articles from independent media about Opera products in 2018, which helped educate users about our unique and differentiated products and enhance the visibility of our brand. In addition, our brand is well recognized in Africa and South Asia, with over 80% brand awareness among Internet users in key African markets including Kenya, Nigeria and South Africa, according to a survey that Pollfish conducted for Opera in April 2019.

Innovative products propelling robust organic growth

We have a proven track record of creating and delivering innovative and differentiated products to our users. Our focus on creating compelling product experiences has led to robust organic growth, evidenced by continued growth in our user base and revenues. We served 292 million average smartphone and PC MAUs in the three months ended June 30, 2019, compared to 239 million MAUs during the same period in 2018. Further, we believe that our ability to quickly launch and scale new products in our core markets is a key advantage. We have significantly scaled Opera News since its launch in January 2017. In the quarter ended June 30, 2019, the average MAU of Opera News reached 163 million of which average MAU on the standalone Opera News app that was launched in January 2018 reached 37 million.

Significant data assets and AI capabilities

Leveraging our large, engaged and growing user base, we are able to collect massive amounts of user data which, in turn, informs and helps us improve our AI capabilities. Over the past few years we have built and utilize powerful AI technologies as a key pillar across our new products, namely Opera News and OKash. Our Opera News platform utilizes AI technologies and big data in order to deliver highly personalized content experiences that consumers enjoy, helping us grow the service. Since the launch of Opera News, we have experienced tremendous user growth with 163 million average MAUs accessing Opera News in the quarter ended June 30, 2019, an increase from 101 million average MAUs in the second quarter of 2018. For our micro-lending product, we use our AI-capabilities in order to quickly determine credit profiles. Our Opera Ads solution leverages anonymized user data and sophisticated algorithms in order to improve ad targeting, thus improving the results for advertisers as well as monetizing of our inventory.

Proven monetization model

We have a demonstrated track record to monetizing our browser products through search and advertising partnerships. In addition, we have proven our ability to expand beyond these areas by launching Opera News which provided us with owned and operated native advertising inventory as well as OKash, which is rapidly scaling.

Global and visionary leadership

Our management team brings strong expertise and operational excellence. The combination of relevant experience in Europe, China, Africa and emerging Asia provides a competitive advantage as Opera launches and adapts consumer offerings across the world.

Our Growth Strategies

Our objective is to continue building on our strong position in Africa, emerging Asian markets and in Europe, in order to grow our business. We intend to achieve this objective by pursuing the following strategies:

Continue to grow our smartphone and PC user base

We are focused on continuing to grow our smartphone and PC user base, as well as increasing time spent engaging with our products. We intend to accomplish this through a combination of product improvements, new features and product offerings, marketing and distribution efforts and broadening of our geographic focus areas.

Increase monetization

Increasing monetization on a per-product and per-user basis are key components to our strategy. We intend to improve our ad technology capabilities, increase monetization opportunities through newer products such as Opera News, and continue to optimize monetization for both mobile and PC browsers. An example of these efforts includes the launch of Opera Ads in May 2019, aimed at increasing monetization in markets where we have significant user bases, such as Nigeria. Additionally, some of our established markets are less developed in terms of digital advertising, and we expect to benefit as these markets continue to mature.

Leverage the Opera brand and user base to drive opportunities in adjacent markets

We intend to leverage Opera’s established global brand and our large, engaged and growing user base of over 350 million average MAUs in the quarter ended June 30, 2019 in order to expand our business beyond our current offerings. As an example, in late 2018 we rolled out our microfinance solution, OKash, followed by local brands, leveraging our strong consumer brand and engagement, enabling us to generate 2.5 million loans during the first half of 2019. Another example is OList which we launched in August 2019. Leveraging our brand and consumer engagement we were able to create a classifieds marketplace with over 800,000 listings within one month of launch.

Invest in select businesses supported by favorable underlying trends where Opera can make a difference

We have invested in select emerging market ventures ranging from social media focused on music and entertainment, African mobile money and payment services, and African licensed sports betting. We are constantly observing traffic patterns to identify verticals that we believe have a positive trajectory and have chosen to invest where we see potential for accretive partnerships. We believe such investments allow us to participate in and support the emergence of new businesses and new opportunities. Furthermore, we believe that given our brand and market position we are able to support these in a way that may not be possible for typical financial investors. As an example, we have supported and invested in OPay, which is now one of the leading mobile wallet, motorbike ride sharing and food delivery players in Nigeria.

Our Challenges

We believe that the following are some of the major risks and uncertainties that may materially affect us:

●	our ability to maintain or grow the size of our user base or the level of engagement of our users;

●	intense competition and our ability to continue to innovate and provide products and services that attract users;

●	rapid changes in technologies, mobile devices and infrastructure;

●	managing or expanding our business across the expansive and diverse markets that we operate in;

●	managing credit and regulatory risk in particular related to our microfinance activities;

●	our ability to maintain profitability in the future;

●	our ability to manage our investments;

●	a small number of business partners contribute a significant portion of our total revenues; and

●	our existing business and expansion strategy depend on certain key collaborative arrangements, and we may be unable to maintain or develop these relationships.

In addition, we face risks and uncertainties related to our compliance with applicable regulations and policies in our principal markets and operations.

See “Risk Factors” and other information included in this prospectus supplement for a detailed discussion of the above and other challenges and risks.

Management’s Discussion & Analysis of Financial Condition and Results of Operation

Results of Operations

The following table sets forth a summary, for the periods indicated, of our consolidated results of operations and each item expressed as a percentage of our total revenue. The summary consolidated results of operations for the six months ended June 30, 2018 and 2019 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus supplement. This information should be read together with the financial statements and related notes. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	Six months ended June 30,
	2018		2019
	US$	%	US$	%
	(US$ in thousands, except for share, per share, per ADS and percentages)
Revenue
Search	39,985	50.4	41,987	37.6
Advertising	26,634	33.6	30,300	27.2
Fintech	-	-	16,608	14.9
Retail	-	-	14,465	13.0
Technology licensing and other revenue	12,655	16.0	8,208	7.4
Total revenue	79,274	100.0	111,568	100.0

Operating expenses
Cost of revenue	(2,079)	(2.6)	(17,883)	(16.0)
Personnel expenses including share-based remuneration	(20,466)	(25.8)	(26,685)	(23.9)
Marketing and distribution expenses	(15,176)	(19.1)	(35,770)	(32.1)
Credit loss expense	329	0.4	(7,633)	(6.8)
Depreciation and amortization	(6,766)	(8.5)	(8,423)	(7.5)
Other expenses	(14,871)	(18.8)	(13,909)	(12.5)
Total operating expenses	(59,029)	(74.5)	(110,303)	(98.9)

Operating profit (loss)	20,245	25.5	1,265	1.1

Share of net income (loss) of associates and joint ventures	(1,624)	(2.0)	2,957	2.7

Net finance income (expense)
Finance income	198	0.2	3,359	3.0
Finance expense	(77)	(0.1)	(326)	(0.3)
Net foreign exchange gain (loss)	112	0.1	(154)	(0.1)
Net finance income (loss)	233	0.3	2,879	2.6

Net income (loss) before income taxes	18,854	23.8	7,100	6.4
Income tax (expense) benefit	(4,824)	(6.1)	703	0.6
Net income (loss)	14,030	17.7	7,803	7.0

Net income (loss) attributable to
Equity holders of the parent	14,030	17.7	7,803	7.0
Non-controlling interests	-	-	-	-
Total net income (loss) attributed	14,030	17.7	7,803	7.0

Weighted average number of ordinary shares outstanding
Basic, millions	190.25		219.68
Diluted, millions	195.98		224.31

Net income (loss) per ordinary share
Basic, US$	0.07		0.04
Diluted, US$	0.07		0.04

Net income (loss) per ADS
Basic, US$	0.15		0.07
Diluted, US$	0.14		0.07

Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

Revenue increased to US$111.6 million in the six months ended June 30, 2019 from US$79.3 million in the same period in 2018, representing an increase of 40.7%.

•

Search revenue increased to US$42.0 million in first half of 2019, from US$40.0 million in the same period in 2018, representing an increase of 5.0% primarily due to search optimization and PC browser growth.

•

Advertising revenue increased to US$30.3 million from US$26.6 million in the same period in 2018, representing an increase of 13.8%, primarily due to growth in both smartphone and desktop users, and benefiting from direct advertiser campaigns, including following the launch of Opera Ads.

•

Fintech revenue was US$16.6 million, with no comparable revenue during the first half of 2018. Revenue was generated from our microfinance business, mainly in Kenya as well as from the mid-period launch in India.

•	Retail revenue was US$14.5 million, with no comparable revenue during the first half of 2018. This revenue came from our airtime, data and handsets sales.

•

Technology licensing and other revenue was US$8.2 million, compared to US$12.7 million during the first half of 2018, representing a decrease of 35.1%. We expect this revenue category will continue to decline over time as we focus our business on more scalable revenue streams.

Operating expenses increased to US$110.3 million in the six months ended June 30, 2019 from US$59.0 million in the same period in 2018, representing an increase of 86.9%.

•

Cost of revenue was US$17.9 million in the first half of 2019, compared to US$2.1 million in the first half of 2018. Within this total, US$14.4 million related to our retail business, US$2.3 million related to microfinance and US$1.2 million related to our browsers and Opera News.

•

Personnel expenses, including share-based remuneration, were US$26.7 million, a 30.4% increase versus US$20.5 million during the same period in 2018. This expense consists of cash-based compensation expenses of US$23.7 million, a 33.2% increase, driven primarily by increased headcount related to investee support, Opera News, Opera Ads, microfinance and other growth initiatives, and US$3.0 million of share-based remuneration expense.

•

Marketing and distribution expenses were US$35.8 million, an increase of 135.7% versus US$15.2 million during the same period in 2018, following our previously announced efforts to further invest in accelerating our growth in 2019. Browsers and Opera News represented 97.5% of the total, or US$34.9 million, whereas the remaining US$0.9 million related to the promotion of our microfinance services.

•

Credit loss expense was US$7.6 million in the first half of 2019, of which US$7.1 million related to our microfinance business and US$0.5 million related to our browsers and Opera News. This compares to a gain of US$0.3 million from provision reversals in the first half of 2018, solely related to our browsers and Opera News.

•

Depreciation and amortization expenses were US$8.4 million, representing a 24.5% increase from US$6.8 million in the first half of 2018. The increase is largely the result of the adoption of IFRS 16 on January 1, 2019.

•	Other expenses were US$13.9 million, a 6.5% decrease compared to US$14.9 million the first half of 2018.

Operating profit was US$1.3 million in the six months ended June 30, 2019, representing an operating margin of 1.1%, compared to US$20.3 million and a 25.5% margin. The decline was largely due to the increased investment in marketing and distribution activities in the period and increased headcount associated with our growth initiatives.

Share of net income of associates and joint ventures amounted to US$3.0 million in the six months ended June 30, 2019, including a non-cash gain related to the fair value of our preferred shares in OPay, following the increased valuation in connection with a round of funding that took place in the period.

Income tax benefit was US$0.7 million in the six months ended June 30, 2019, compared to an expense of US$4.8 million in the first half of 2018. The reduced tax cost is mainly driven by the lower operating profit in the first half of 2019 compared to the same period in 2018.

Net income was US$7.8 million in the six months ended June 30, 2019, compared to US$14.0 million in the first half of 2018.

Net income per ADS was US$0.07 in the six months ended June 30, 2019, and US$0.07 on a diluted basis. In the period, the average number of shares outstanding was 219.7 million, corresponding to 109.8 million ADSs.

Adjusted EBITDA was US$12.7 million in the six months ended June 30, 2019, representing an 11.3% adjusted EBITDA margin, compared to US$31.8 million and 40.1% in the first half of 2018. Adjusted EBITDA excludes share-based remuneration and expensed costs related to our 2018 initial public offering. See "Summary Consolidated Financial and Operating Data--Non-IFRS Financial Measures."

Adjusted Net Income was US$12.6 million in the six months ended June 30, 2019, representing a 11.3% adjusted net margin compared to US$20.7 million and 26.1% in the first half of 2018. Adjusted net income excludes share-based remuneration, amortization of intangible assets related to acquisitions (all of which relates to the Opera privatization in 2016), and expensed costs related to our 2018 initial public offering. Adjusted net income further includes partially offsetting reversals of the tax impacts of the foregoing adjustments. See "Summary Consolidated Financial and Operating Data--Non-IFRS Financial Measures."

Contribution Margin by Segment

Our operating segments are based on our main categories of products and services, namely Browser and News, Fintech, Retail and Other. The following table presents contribution for these segments, which represents revenue from the segment, less the sum of (i) cost of revenue, (ii) marketing and distribution expense and (iii) credit loss expense attributed to that segment, as wells as each item expressed as a percentage of the segment revenue during the periods indicated. Because contributions from both the Fintech and Retail segments were immaterial during 2017 and 2018, we have not provided revisions reflecting these operating segments to the financial information for those historical periods.

	Six months ended June 30,
	2018		2019
	US$	%	US$	%
	(US$ in thousands, except for percentages)
Browser and News
Revenue	66,619	100.0	72,287	100.0
Cost of revenue	(2,079)	(3.1)	(1,213)	(1.7)
Marketing and distribution expenses	(15,176)	(22.8)	(34,899)	(48.3)
Credit loss expense	329	0.5	(545)	(0.8)
Contribution	49,693	74.6	35,630	49.3

Browser and News contributed US$35.6 in the six months ended June 30, 2019, corresponding to 49.3% of revenue and comparing to US$49.7 million or 74.6% of revenue in the same period in 2018. While the segment revenue increased by US$5.7 million, this was offset by the effect of our strategic investments in additional marketing and distribution (increasing by US$19.7 million).

	Six months ended June 30,
	2018		2019
	US$	%	US$	%
	(US$ in thousands, except for percentages)
Fintech
Revenue	-	-	16,608	100.0
Cost of revenue	-	-	(2.261)	(13.6)
Marketing and distribution expenses	-	-	(871)	(5.2)
Credit loss expense	-	-	(7,088)	(42.7)
Contribution	-	-	6,388	38.5

Fintech contributed US$6.4 million in the six months ended June 30, 2019, or 38.5% of revenue. This business did not exist in the comparable 2018 period.

	Six months ended June 30,
	2018		2019
	US$	%	US$	%
	(US$ in thousands, except for percentages)
Retail
Revenue	-	-	14,465	100.0
Cost of revenue	-	-	(14.409)	(99.6)
Marketing and distribution expenses	-	-	-	-
Credit loss expense	-	-	-	-
Contribution	-	-	56	0.4

Retail contributed US$56 thousand in the six months ended June 30, 2019, or 0.4% of revenue. We expect to continue operating this segment near break-even contribution prior to potentially exploring a wider retail opportunity. This business did not exist in the comparable 2018 period.

	US$	%	US$	%
	(US$ in thousands, except for percentages)
Other
Revenue	12,655	100.0	8,208	100.0
Cost of revenue	-	-	-	-
Marketing and distribution expenses	-	-	-	-
Credit loss expense	-	-	-	-
Contribution	12,655	100.0	8,208	100.0

The Other segment, which includes licensing of our proprietary technology, including related maintenance, support and hosting services, professional services, and customized browser configurations to mobile operators, contributed US$8.2 million in the six months ended June 30, 2019, or 100% of revenue, comparing to US$12.7 million or 100% of revenue in the same period in 2018.

Cash Flows and Working Capital

The following table sets forth a summary of our cash flows for the periods indicated:

	Six months ended June 30,
	2018	2019
	(US$ in thousands)
Net income (loss) before income taxes	18,854	7,100
Income taxes paid	(1,877)	(617)
Depreciation and amortization	6,766	8,423
Share of net loss (income) of associates and joint ventures	1,624	(2,957)
Share-based payment expense	2,916	2,238
Net finance (income) expense	(233)	(2,879)
Change in trade and other receivables	(9,467)	(3,365)
Change in loans to customers	(164)	(19,163)
Change in trade and other payables	(242)	14,217
Change in deferred revenue	711	(714)
Change in prepayments	(874)	(9,662)
Change in other liabilities	(1,470)	(2,135)
Other	(1,650)	2,594
Net cash flow from (used in) operating activities	14,893	(6,920)

Cash flow from investment activities
Purchase of equipment	(2,023)	(4,565)
Release of escrow account	2,508	—
Receipt of contingent consideration	2,945	—
Disbursement of short-term loans	(1,203)	—
Investment in, and loans to associates and joint ventures	(1,398)	(6,758)
Net proceeds from sale and purchase of listed equity instruments	—	(14,049)
Development expenditure	(2,116)	(2,111)
Net cash flow from (used in) investment activities	(1,287)	(27,483)

Cash flow from financing activities
Acquisition of treasury shares	—	(5,780)
Repayment of loans and borrowings	(974)	(900)
Payment of lease liabilities	(1,372)	(2,485)
Net cash flow from (used in) financing activities	(2,346)	(9,165)

Net change in cash and cash equivalents	11,260	(43,568)

Cash and cash equivalents at beginning of period	33,207	177,873
Net foreign exchange difference	(474)	(149)
Cash and cash equivalents at end of period	43,993	134,155

Operating Activities

Net cash used in operating activities was a US$6.9 million in the first half of 2019, compared to cash from operating activities of US$14.9 million in the first half of 2018. The net cash used in operating activities in the first half of 2019 was primarily due to an increase in loans to customers of US$19.2 million following the rapid growth of our microfinance business, as well as a change in prepayments of US$9.7 million following an agreement in which one of our distribution partners has accepted the financial risks related to the retention of acquired new users. These effects were partially offset by a change in trade and other payables of US$14.2 million in the first half of 2019 relating to our increased investment in marketing and distribution in the six months ended June 30, 2019.

Investing Activities

Net cash used in investing activities was US$27.5 million in the first half of 2019 compared to US$1.3 million in the first half of 2018. This included purchases of listed equity instruments of US$14.0 million, as well as investments in, and loans to joint ventures of US$6.8 million, which included a US$4.6 million cash impact resulting from our participation in OPay’s latest funding round (the remainder of the US$12.1 million investment was a conversion of loan to equity). Net cash used in investing activities also included US$4.6 million in purchase of equipment, predominantly servers supporting our suite of products, and US$2.1 million in capitalized development cost.

Financing Activities

Net cash used in financing activities was US$9.2 million in the first half of 2019, compared to US$2.3 million in the first half of 2018 which was attributable to the acquisition of treasury shares of US$5.8 million, as well as lease payments and the repayment of loans and borrowings relating to our hosting infrastructure totaling of US$3.4 million.

Corporate Information

Our principal executive offices are located at Gjerdrums vei 19, 0484 Oslo, Norway. Our telephone number at this address is +47 23 69 24 00. Our registered office in Cayman Islands is at the offices of Maples Corporate Services Limited at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, NY 10016.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.opera.com. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Offering Price	US$10.00 per ADS.

ADSs Offered by Us	7,500,000 ADSs (or 8,625,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs Outstanding Immediately after This Offering	21,829,830 ADSs (22,954,830 ADSs if the underwriters exercise their option to purchase additional ADSs in full).[1]

Ordinary Shares outstanding immediately after this offering	235,576,326 shares (237,826,326 shares if the underwriters exercise their option to purchase additional ADSs in full).[2]

The ADSs

Each ADS represents two ordinary shares.

The depositary will hold the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes the accompanying prospectus.

Depositary	The Bank of New York Mellon.

Option to Purchase Additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to 1,125,000 additional ADSs.

1.	Calculated based on 14,329,830 ADSs outstanding as of September 16, 2019.
2.

Calculated based on 220,576,326 shares issued and outstanding as of September 16, 2019. The number of shares that will be outstanding immediately after this offering excludes shares issuable upon the exercise of options outstanding as of the date of this prospectus supplement.

Use of Proceeds

Our net proceeds from this offering are expected to be approximately US$71.3 million, or approximately US$82.1 million if the underwriters exercise their option to purchase additional ADSs in full, based on the public offering price per ADS of US$10.00, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We expect to use the net proceeds from this offering primarily for the general corporate purposes.

See “Use of Proceeds.”

Lock-up

We, our directors and executive officers, and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days after the date of this prospectus, subject to certain exceptions. See “Underwriting” for more information.

NASDAQ symbol	OPRA

Risk Factors

See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, or the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Payment and Settlement	The ADSs are expected to be delivered through the book-entry transfer facilities of The Depository Trust Company in New York, New York, on or about September 24, 2019.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations data for the period from January 1, 2016 to November 3, 2016 (the “Predecessor”) and from inception of Kunhoo Software LLC, to which Opera Limited become successor-in-interest, on July 26, 2016 to December 31, 2016 and for the years ended December 31, 2017 and 2018, and summary consolidated statements of financial position data as of December 31, 2016, 2017 and 2018 (the “Successor”) have been derived from our audited financial statements incorporated by reference in this prospectus from our annual report on Form 20-F for the year ended December 31, 2018, or 2018 Annual Report. The consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IFRS. The consolidated statement of operations data for the six month periods ended June 30, 2018 and 2019, and summary consolidated statement of financial position data as of June 30, 2019 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus supplement. The unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the International Accounting Standards Board.

Our historical results are not necessarily indicative of results expected for future periods. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our audited consolidated financial statements and the related notes and our unaudited condensed interim consolidated financial statements and the “Item 5. Operating and Financial Review and Prospects” section included in our 2018 Annual Report.

The following tables also set forth the summary pro forma consolidated statement of operations for the year ended December 31, 2016 which reflects the effect of the acquisition of Opera Software AS and its subsidiaries and the Consumer Business on November 3, 2016, by Kunhoo Software LLC and its subsidiaries, or the Group, as if such transaction had occurred on January 1, 2016. Prior to the acquisition, the Group had no operations. See “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Unaudited Pro Forma Consolidated Financial Information” in our 2018 Annual Report for more information. The pro forma adjustments are based upon currently available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The pro forma financial information does not necessarily represent, what our actual consolidated results of operations would have been had the transactions occurred on the dates indicated, nor are they necessarily indicative of results that may be expected for any future period.

Summary Consolidated Statement of Operations

	2016			Successor Group for the year ended December 31,		Successor Group for the six months ended June 30,
	Predecessor for the period from January 1, 2016 to November 3, 2016	Successor Group since inception on July 26, 2016 to December 31, 2016	Unaudited pro forma consolidated Group for the year ended December 31, 2016(1)	2017	2018(5)	2018	2019
		(US$ in thousands, except for percentages)

Revenue	88,518	18,767	107,285	128,893	172,276	79,274	111,568
Other income	—	—	—	5,460	—	—	—

Operating expenses:
Cost of revenue	(638)	(469)	(1,107)	(1,303)	(13,316)	(2,079)	(17,883)
Personnel expenses including share-based remuneration	(35,493)	(5,972)	(41,465)	(44,315)	(40,968)	(20,466)	(26,685)
Marketing and distribution expenses	—	—	—	—	—	(15,176)	(35,770)
Credit loss expense	—	—	—	—	—	329	(7,633)
Depreciation and amortization	(9,586)	(3,082)	(16,712)	(16,604)	(12,694)	(6,766)	(8,423)
Other expenses	(42,486)	(19,032)	(55,418)	(58,652)	(59,997)	(14,871)	(13,990)
Restructuring costs	(3,911)	—	(3,911)	(3,240)	—	—	—
Total operating expenses	(92,113)	(28,555)	(118,613)	(124,114)	(126,975)	(59.029)	(110,303)
Operating profit (loss)	(3,595)	(9,788)	(11,328)	10,239	45,301	20,245	1,265

Share of net income (loss) of associates and joint ventures	(2,664)	(237)	(2,901)	(1,670)	(3,248)	(1,624)	2,957

Net finance income (expense):
Finance income	—	37	37	1,054	1,637	198	3,359
Finance expense	(1,378)	(24)	(1,402)	(238)	(1,695)	(77)	(326)
Net foreign exchange gain (loss)	(1,212)	212	(1,000)	(1,881)	(354)	112	(154)
Net finance income (loss)	(2,590)	225	(2,365)	(1,065)	(412)	233	2,879
Net income (loss) before income taxes	(8,849)	(9,800)	(16,594)	7,504	41,641	18,854	7,100
Income tax (expense) benefit	743	2,096	3,850	(1,440)	(6,481)	(4,824)	703
Net income (loss)	(8,106)	(7,704)	(12,744)	6,064	35,160	14,030	7,803

Basic and diluted income (loss) per share
Basic, US$ (2)	(0.04)	(0.04)	(0.07)	0.03	0.17	0.07	0.04
Diluted, US$ (2)	(0.04)	(0.04)	(0.07)	0.03	0.17	0.07	0.04

Basic and diluted income (loss) per ADS
Basic, US$ (3)	(0.09)	(0.08)	(0.13)	0.06	0.34	0.15	0.07
Diluted, US$ (3)	(0.09)	(0.08)	(0.13)	0.06	0.34	0.14	0.07

Non-IFRS Financial Measures
Adjusted EBITDA (4)	10,816	(6,706)	10,210	34,119	65,794	31,788	12,657
Adjusted net income (loss) (4)	(7,229)	(8,264)	(9,226)	17,796	46,136	20,653	12,609

(1)	Including pro form adjustments. See “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Unaudited Pro Forma Consolidated Financial Information” in our 2018 Annual Report.

(2)

Pro forma basic income (loss) per share is computed assuming 200 million shares of Opera Limited were outstanding for all periods presented and reduced by 9.75 million shares that were  surrendered by two shareholders upon completion of the initial public offering.

(3)	Each traded ADS represents two shares.

(4)

To see how we define and calculate adjusted EBITDA and adjusted net income (loss), a reconciliation between adjusted EBITDA and net income (loss), and adjusted net income (loss) and net income (loss) (for each, the most directly comparable IFRS financial measures) and a discussion about the limitations of non-IFRS financial measures, see “—Non-IFRS Financial Measures.”

(5)

Effective January 1, 2018, the Group adopted IFRS 9 and IFRS 15. The impact of adopting these standards is described in Note 3 to our consolidated financial statements included in our 2018 Annual Report.

Summary Consolidated Statement of Financial Position

	As of December 31,			As of June
	2016	2017	2018	30, 2019
	(US$ in thousands)
Selected Consolidated Statement of Financial Position Data:
Total non-current assets	561,511	561,989	587,213	610,140
Intangible assets	124,536	118,620	115,444	113,507
Investments in associates and joint ventures	1,043	5,517	35,060	44,290
Total current assets	78,967	74,311	238,090	242,194
Cash and cash equivalents	34,181	33,207	177,873	134,155
Total assets	640,479	636,300	825,303	852,333
Total equity	568,197	583,503	775,460	779,642
Total non-current liabilities	19,010	15,947	15,841	24,006
Total current liabilities	53,272	36,850	34,002	48,685
Total liabilities	72,282	52,797	49,843	72,691
Total equity and liabilities	640,479	636,300	825,303	852,333

Non-IFRS Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with IFRS, we use adjusted EBITDA and adjusted net income (loss), both non-IFRS financial measures, as described below, to understand and evaluate our core operating performance. These non-IFRS financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with IFRS.

We define adjusted EBITDA as net income (loss) excluding income tax expense (benefit), total net financial loss (income), share of net loss (income) of associates and joint ventures, restructuring costs, depreciation and amortization, share-based remuneration and expensed costs related to our recent initial public offering, less other income. We define adjusted net income (loss) as net income (loss) excluding share-based remuneration, amortization cost related to acquired intangible assets, and expensed costs related to our recent initial public offering, adjusted for the associated tax benefit related to such items. We believe that adjusted EBITDA and adjusted net income (loss) provide useful information to investors and others in understanding and evaluating our operating results. These non-IFRS financial measures adjust for the impact of items that we do not consider indicative of the operational performance of our business. While we believe that these non-IFRS financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with IFRS.

The following table presents reconciliations of adjusted EBITDA and adjusted net income (loss) to net income (loss), the most directly comparable IFRS financial measures, for the periods indicated.

	2016
	Predecessor for the period	Successor Group from	Unaudited pro forma consolidated	Successor Group for the year ended December 31,		Successor Group for the six months ended June 30,
	from January 1, 2016 to November 3, 2016	inception on July 26, 2016 to December 31, 2016	Group for the year ended December 31, 2016 (1)	2017	2018(5)	2018	2019
	(US$ in thousands)
Reconciliation of net income (loss) to adjusted EBITDA:
Net income (loss)	(8,106)	(7,704)	(12,744)	6,064	35,160	14,030	7,803
Add: Income tax expense (benefit)	(743)	(2,096)	(3,850)	1,440	6,481	4,824	(703)
Add: Total net financial loss (income)	2,590	(225)	2,365	1,065	412	(233)	(2,879)
Add: Share of net loss (income) of associates and joint ventures	2,664	237	2,901	1,670	3,248	1,624	(2,957)
Add: Restructuring costs (2)	3,911	—	3,911	3,240	—	—	—
Add: Depreciation and amortization	9,586	3,082	16,712	16,604	12,694	6,766	8,423
Add: Share-based remuneration	914	—	914	9,496	4,846	2,667	2,970
Add: Expensed IPO related costs					2,952	2,110	—
Less: Other income (3)	—	—	—	(5,460)	—	—	—
Adjusted EBITDA	10,816	(6,706)	10,210	34,119	65,794	31,788	12,657
Reconciliation of net income (loss) to adjusted net income
Net income (loss)	(8,106)	(7,704)	(12,744)	6,064	35,160	14,030	7,803
Add: Share-based remuneration	914	—	914	9,496	4,846	2,667	2,970
Add: Opera acquisition amortization	—	853	5,120	5,120	5,120	2,560	2,560
Add: Expensed IPO related costs	—	—	—	—	2,952	2,110	-
Income tax adjustment (4)	(37)	(1,413)	(2,516)	(2,884)	(1,943)	(713)	(724)
Adjusted net income (loss)	(7,229)	(8,264)	(9,226)	17,796	46,136	20,653	12,609

(1)	Including pro form adjustments. See “Item 5. Operating and Financial Review and Prospects —A. Operating Results—Unaudited Pro Forma Consolidated Financial Information” in our 2018 Annual Report.
(2)

Restructuring costs in 2016 and 2017 mainly consist of severance payments to former employees and reductions of office space, with certain associated legal fees. Such costs are not recurring in nature.

(3)	Other income in 2017 was related to a sale of intellectual property and related costs, and not related to our ordinary business activities.
(4)

Reversal of the income tax benefit related to the social security cost component of share-based remuneration, deferred taxes on the amortization of acquired intangible assets and expensed IPO related costs.

(5)

Effective January 1, 2018, the Group adopted IFRS 9 and IFRS 15. The impact of adopting these standards is described in Note 3 to our consolidated financial statements included in our 2018 Annual Report.

RISK FACTORS

You should carefully consider the risks described below and in our 2018 Annual Report, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our ADSs. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. Any of the following risks could materially adversely affect our business, financial condition or results of operations. The value of our ADSs could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read "Special Note Regarding Forward-Looking Statements" in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement.

Risks Related to Our Business and Industry

We may fail to maintain or grow the size of our user base or the level of engagement of our users.

The size and engagement level of our user base are critical to our success. Our business and financial performance have been and will continue to be significantly affected by our success in adding, retaining and engaging active users. We continue to invest significant resources to grow our user base and increase user engagement, whether through innovations, providing new or improved content or services, marketing efforts or other means. While our user base has expanded significantly in the last three years, we cannot assure you that our user base and engagement levels will continue growing at satisfactory rates, or at all. Our user growth and engagement could be adversely affected if:

•	we fail to maintain the popularity of our platforms among users;

•	we are unable to continue to develop products that work with a variety of mobile operating systems, networks and smartphones;

•	we are unable to maintain the quality of our existing content and services;

•	we are unsuccessful in innovating or introducing new, best-in-class content and services;

•	we fail to adapt to changes in user preferences, market trends or advancements in technology;

•	our partners who provide content to Opera News and our other platform applications do not create content that is engaging, useful, or relevant to users;

•	our partners who provide content to Opera News and our other platform applications decide not to renew agreements or not to devote their resources to creating engaging content;

•	our global distribution partners decide not to pre-install our software on their products;

•	we fail to provide adequate service to users or partners;

•	technical or other problems prevent us from delivering our content or services in a timely and reliable manner or otherwise affect the user experience;

•	there are user concerns related to privacy, safety, fund security or other factors;

•	there are adverse changes to our platforms that are mandated by, or that we elect to make to address, legislation, regulation or litigation, including settlements or consent decrees;

•	we fail to maintain the brand image of our platforms or our reputation is damaged; or

•	there are unexpected changes to the demographic trends or economic development in the markets that we compete in.

Our efforts to avoid or address any of these events could require us to incur substantial expenditures to modify or adapt our content, services or platforms. If we fail to retain or continue growing our user base, or if our users reduce their engagement with our platforms, our business, financial condition and results of operations could be materially and adversely affected.

We face intense competition and if we do not continue to innovate and provide products and services that meet the needs of our users, we may not remain competitive.

We face intense competition in all of the products and services we offer. In the browser space, we generally compete with other global browser developers, including Google (Chrome browser), Apple (Safari browser) and Microsoft (Internet Explorer and Edge browsers) and with other regional internet companies that have strong positions in particular countries. In the content space, we have faced significant competition from other internet companies promoting their own content products and services globally, including Google and Apple, and traditional media such as local and global newspapers and magazines. In addition, we compete with all major internet companies for user attention and advertising spend. Moreover, in emerging international markets, where mobile devices often lack large storage capabilities, we may compete with other applications for the limited space available on a user’s mobile device. As we introduce new products, as our existing products evolve, or as other companies introduce new products and services, we may become subject to additional competition. For example, in 2018, we launched the Opera News App, our first standalone AI-powered news-publishing app, and we entered the fintech business with the acquisition of OKash. While we view our new products as extensions of Opera’s mobile product portfolio, adding new products and services subjects us to additional competition and new competitors.

Many of our current and potential competitors have significantly greater resources and broader global recognition and occupy better competitive positions in certain markets than we do. These factors may allow our competitors to respond to new or emerging technologies and changes in market requirements better than we can. Our competitors may also develop products, features or services that are similar to ours or that achieve greater market acceptance. These products, features and services may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. In addition, our partners may use information that we share with them to develop or work with competitors to develop products or features that compete with us. Certain competitors, including Apple, Microsoft and Google, could use strong or dominant positions in one or more markets to gain competitive advantages against us in areas where we operate, including by:

•	integrating competing features into products they control such as web browsers or mobile device operating systems;

•	making acquisitions for similar or complementary products or services; or

•	impeding Opera’s accessibility and usability by modifying or imposing use restrictions on existing hardware and software on which the Opera application operates or upon which it depends.

As a result, our competitors may acquire and engage users at the expense of our user growth or engagement, which may seriously harm our business.

We believe that our ability to compete effectively depends on many factors, many of which are beyond our control, including:

•	the usefulness, novelty, performance and reliability of our products compared to our competitors;

•	the size and demographics of our MAUs;

•	the timing and market acceptance of our products, including developments and enhancements of our competitors’ products;

•	our ability to monetize our products;

•	the effectiveness of our marketing and distribution teams;

•	our ability to establish and maintain partners’ interest in using Opera;

•	the frequency, relative prominence and type of advertisements displayed on our applications or by our competitors;

•	the effectiveness of our customer service and support efforts;

•	the effectiveness of our marketing activities;

•	changes as a result of legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

•	acquisitions or consolidation within our industry;

•	our ability to attract, retain and motivate talented employees, particularly engineers and sales personnel;

•	our ability to cost-effectively manage and scale our rapidly growing operations; and

•	our reputation and brand strength relative to our competitors.

If we cannot effectively compete, our user engagement may decrease, which could make us less attractive to users, advertisers and partners and seriously harm our business.

We may fail to keep up with rapid changes in technologies and mobile devices.

The PC and mobile internet industry is characterized by rapid technological changes. Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our products and services. Our failure to adapt to such changes could harm our business. In addition, changes in mobile devices resulting from technological development may also adversely affect our business. If we are slow to develop new products and services for the latest mobile devices, or if the products and services we develop are not widely accepted and used by mobile device users, we may not be able to capture a significant share of this increasingly important market. In addition, the widespread adoption of new internet, mobile, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid technological changes to remain competitive, our future success may be adversely affected.

We may not succeed in managing or expanding our business across the expansive and diverse markets that we operate in.

Our business has become increasingly complex as we have expanded the markets in which we operate, the variety of products and services we offer and the overall scale of our operations. We have expanded and expect to continue to expand our headcount, office facilities and infrastructure. As our operations continue to expand, our technology infrastructure systems and corporate functions will need to be scaled to support our operations, and if they fail to do so, it could negatively affect our business, financial condition and results of operations.

The markets where we operate are diverse and fragmented, with varying levels of economic and infrastructure development and distinct legal and regulatory systems, and do not operate seamlessly across borders as a single or common market. Managing our growing businesses across these emerging markets requires considerable management attention and resources. Entering into new markets also involves various legal and regulatory risks and require us to obtain various licenses and permits. We cannot assure you that we will be able to maintain, renew or obtain such licenses or permits on commercially reasonable terms or at all. We may incur additional compliance cost and may be subject to regulatory action or be ordered to cease our operation in certain markets should we fail to maintain, renew or obtain any material license or permit. Should we choose to expand into additional markets, these complexities and challenges could further increase. Because each market presents its own unique challenges, the scalability of our business is dependent on our ability to tailor our content and services to this diversity.

Our growing multi-market operations also require certain additional costs, including costs relating to staffing, logistics, intellectual property protection, tariffs and other trade barriers. Moreover, we may become subject to risks associated with:

•	recruiting and retaining talented and capable management and employees in various markets;

•	challenges caused by distance, language and cultural differences;

•	providing content and services that appeal to the tastes and preferences of users in multiple markets;

•	implementing our businesses in a manner that complies with local laws and practices, which may differ significantly from market to market;

•	maintaining adequate internal and accounting control across various markets, each with its own accounting principles that must be reconciled to IFRS upon consolidation;

•	currency exchange rate fluctuations;

•	protectionist laws and business practices;

•	complex local tax regimes;

•	potential political, economic and social instability;

•	potential local government initiatives to restrict access to our products and services; and

•	higher costs associated with doing business in multiple markets.

Any of the foregoing could negatively affect our business, financial condition and results of operations.

We had net losses in 2016 and we may not maintain profitability in the future.

We had net losses of US$7.7 million for the period from July 26, 2016 to December 31, 2016 or net losses of US$12.7 million on a pro forma consolidated basis, in 2016, primarily due to acquisitions and increases in expenses in developing new products and marketing efforts in certain markets. In 2017 and 2018, we had net income of US$6.1 million and US$35.2 million, respectively. In the six months ended June 30, 2019, we had net income of US$7.8 million. Notwithstanding we expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we will incur additional legal, accounting and other expenses that we did not incur as a private company. If our revenue does not grow at a greater rate than our expenses, we will not be able to maintain profitability. We may incur significant losses in the future for many reasons, including without limitation the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods.

Our actual financial results may differ materially from our guidance for the third quarter and full year of 2019.

On August 22, 2019, we announced our unaudited results for the second quarter of 2019 and provided selected guidance for the third quarter and the full year of 2019. The results for our first and second quarters of 2019 may not be indicative of our actual results for the full year of 2019 or future quarterly periods. Our guidance for the third quarter and the full year of 2019 were based on a number of assumptions and are inherently subject to significant uncertainties and contingencies, including the risk factors described or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such guidance constitutes forward-looking statements that may not materialize, and our actual results may vary significantly from such guidance. You should not regard such guidance as a representation by us, any underwriter, or any other person that we will actually achieve the results indicated therein.

A small number of business partners contribute a significant portion of our revenues.

A small number of business partners contribute a significant portion of our revenues. Our largest business partner, Google, contributed approximately 32.3% of our revenue in the six months ended June 30, 2019. In 2018, Google contributed 39.4% of our revenue. Although we continue to diversify our partner base, we anticipate that a limited number of partners will continue to contribute a significant portion of our revenues for the near future. Consequently, any of the following events may materially and adversely impact our business, results of operations and growth prospects:

•	reduction, delay or cancellation of services by our large search partners;

•	failure by one or more of our large search partners to pay for our services; or

•	loss of one or more of our significant search customers and any failure to identify and acquire additional or replacement partners.

In addition, during the six months ended June 30, 2019, 62.8% of our revenues were generated from monetization partners domiciled in three geographic markets, with 36.0%, 14.0%, and 12.7% from Ireland, Indonesia and Kenya, respectively. During 2018, our monetization partners domiciled in Ireland contributed 44.6%, while Indonesia and Kenya contributed 3.4%. Further, we are yet to generate meaningful profit from our Indonesian operations. This geographic concentration is not necessarily an indication of where user activity occurs as our end users are located across the world, but the result of the geographic concentration of domicile among our primary monetization partners, we are especially exposed to risks related to the economic conditions, regional specific legislation and tax law of these countries.

We rely on our users’ searches on Opera browsers for a substantial portion of our revenues.

We share in the revenue generated by the search partners when our users conduct searches initiated within the URL bar or search boxes embedded in our PC and mobile browsers. Revenue generated from search partners amounted to 54.4% of our revenue (or 50.9% of our revenue of US$107.3 million on a pro forma consolidated basis) in 2016, 52.9% of our revenue in 2017, 46.6% of our revenue in 2018 and 37.6% of our revenue in the six months ended June 30, 2019. The revenue sharing and fee arrangement with these search partners are subject to change. If our search partners reduce or discontinue their advertising spending with us, we fail to attract new search or advertising partners or the fees we receive for the traffic we refer to our search partners significantly decrease, our business, financial condition and results of operations could be materially and adversely affected.

Our existing business and our expansion strategy depend on certain key collaborative arrangements, and we may be unable to maintain or develop these relationships.

Our existing business, and our strategy for developing our business, involve maintaining and developing various types of collaborations with third parties, which provide us with access to additional user traffic, search services, products and technology. For example, our collaborations with Google and Yandex allow us to provide our users with best-in-class search services. We also work with leading device manufacturers and chipset vendors to ensure cost-efficient and reliable distribution of our products and services. Moreover, as part of our focus on expanding our AI capabilities, we formed strong relationships with high profile media and independent content providers to obtain comprehensive news and other content that we can make available to users on our platform. We consider these collaborations to be important to our ability to deliver attractive services, products and content offerings to our users, in order to maintain and expand our user and advertiser bases, and we believe that it will continue to be important for us to develop similar partnerships in the future. Our inability to maintain and grow such relationships could have an adverse impact on our existing business and our growth prospects.

We also have existing, and hope to develop additional, relationships with mobile device manufacturers for pre-installation of our browsers and standalone news app. If we are unable to maintain and expand such relationships, the quality and reach of delivery of our services will be adversely affected, and it may also be difficult for us to maintain and expand our user base and enhance awareness of our brand. In addition, our competitors may establish the same relationships that we have, which could diminish any advantage we might otherwise gain from these relationships.

We may fail to maintain and expand our collaborations with third party operators of internet properties.

We place promotional links to some of our search engine providers on our browsers, thereby providing easy access to premier search services for our users and increasing our search revenues. Moreover, we rely on third party operators of internet properties for auxiliary services. For example, we use Google BigQuery to store and analyze most of our system data including number of active users, clicks-per-user, impressions, comments, likes, visits, etc. Google BigQuery allows us to affordably and seamlessly scale our data warehouse capacity, which is key as we derive insights from our massive user base to enhance our AI-powered content discovery platform. If these third parties decide to stop collaborating with us, our revenues and growth and operations may be adversely affected.

Privacy concerns relating to our services and the use of user information could negatively impact our user base or user engagement, or subject us to governmental regulation and other legal obligations.

We collect certain user profile, user location and other data from our users in order to better understand our users and their needs and to support our AI-powered content discovery and recommendation platform and big data analytical capabilities for more targeted services such as personalized news, videos and other online content recommendations. We also collect certain data from users of our fintech products for credit scoring and money transfer purposes. Concerns about the collection, use, disclosure or security of personal information and data or other privacy-related matters, even if unfounded, could damage our reputation, cause us to lose users and subject us to regulatory investigations, all of which may adversely affect our business. While we strive to comply with applicable data protection laws and regulations, as well as our privacy policies pursuant to our terms of use and other obligations we may have with respect to privacy and data protection, any failure or perceived failure to comply with these laws, regulations or policies may result, and in some cases have resulted, in inquiries and other proceedings or actions against us by government agencies or others, as well as negative publicity and damage to our reputation and brands, each of which could cause us to lose users and have an adverse effect on our business and operating results.

The confidential information we collect, store and process may make us an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. Any actual or perceived systems failure or compromise of our security that results in the unauthorized access to or release of the data of our users because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, could significantly reduce our users’ willingness to use our services, as well as harm our reputation and brands. We expect to continue expending significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of services we offer and increase the size of our user base.

Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving laws and regulations across multiple jurisdictions regarding privacy, data protection and other matters.

We are subject to a variety of laws and regulations in the European Union and other markets that involve matters central to our business, including user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and online-payment services. These laws can be particularly restrictive in certain countries, and constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could seriously harm our business.

In the European Union, for example, the General Data Protection Regulation, or the GDPR (replacing the 1995 Data Protection Directive), went into effect on May 25, 2018. The GDPR applies to processing of the personal data of users in the European Union/EEA, as well as by businesses established in the European Union/EEA. We serve our European users from our business establishment in Norway and consequently all our processing of the personal data of such users is subject to the GDPR. Non-compliance may seriously harm our business and may result in significant penalties. Also the E-Privacy Regulation (replacing the 2002 E-Privacy Directive) which is currently being processed by the legislative bodies of the European Union, is likely to affect our business. There is uncertainty relating to the potential impact of the E-Privacy Regulation and how its requirements will relate to the requirements of the GDPR.

Our business depends on a strong brand and reputation, and we may not be able to maintain and enhance our brand or reputation or there may be negative publicity against us.

We believe that our “Opera” brand and our reputation have contributed significantly to the success of our business. We also believe that maintaining and enhancing the “Opera” brand and our reputation are critical to increasing the number of our users and customers. As our market becomes increasingly competitive, our success in maintaining and enhancing our brand and reputation will depend largely on our ability to remain as a leading provider of AI-powered news feed, browser and other products and services, which may become more expensive and challenging.

We consistently conduct marketing and brand promotion efforts and over the years have increased related spending. In addition, we work closely with key mobile device manufacturer partners to pre-install Opera products and co-market our products and services. However, we cannot assure you that our marketing and brand promotion activities in the future will achieve the expected brand promotion effect to acquire users in a cost-effective way. If we fail to maintain and further promote the “Opera” brand or our reputation, or if we incur excessive expenses in this effort, our business and results of operations may be materially and adversely affected.

Our ongoing investment in new businesses and new products, services and technologies is inherently risky and could disrupt our ongoing businesses.

We have invested and expect to continue to invest in new businesses, products, services and technologies. For example, in November 2018 we invested in StarMaker, a fast-growing technology-driven social media company focused on music and entertainment, with a user base in emerging markets such as India, Indonesia and the Middle East. Likewise, in December 2018, we acquired the “OKash” fintech business, a microcredit product we believe is a new user-driven business opportunity, that will benefit from our existing reach and scale in emerging markets. Such endeavors may involve significant risks and uncertainties, including insufficient revenues from such investments to offset any new liabilities assumed and expenses associated with these new investments, inadequate return of capital on our investments, distraction of management from current operations and unidentified issues not discovered in our due diligence of such strategies and offerings that could cause us to fail to realize the anticipated benefits of such investments and incur unanticipated liabilities. Because these new ventures are inherently risky, no assurance can be given that such strategies and offerings will be successful and will not adversely affect our reputation, financial condition and operating results.

In November 2018, we invested US$30 million to acquire a 19.4% equity interest in StarMaker, a social media company focused on music and entertainment. According to certain online media reports, holders of a cryptocurrency claim that StarMaker is obligated to repurchase their coins, and have filed complaints with government authorities to compel StarMaker to do so. StarMaker has confirmed to us that these allegations are based on inaccurate facts, are unfounded and meritless. Nevertheless, should any investigation or lawsuit be undertaken against StarMaker, or the perception of inappropriate business conduct by key members of StarMaker’s management team could potentially damage the reputation of StarMaker, its management and us, regardless of the merits. Defending against such future allegation or claim could be both costly and time-consuming and may divert the efforts and resources of the management of StarMaker. If any lawsuit against StarMaker is successful, our investment in StarMaker could be materially and adversely affected.

In addition, we invest cash not required in the short term in marketable securities in accordance with our investment policy. Our investments are subject to volatilities in the financial markets. We cannot guarantee that our investment portfolio will be safe or liquid or generate expected returns. Any failure to make these investments effectively could limit cash available for our business operation and expansion, result in financial losses and have a material adverse effect on our business, financial position, results of operation, and prospects.

Our fintech business may not be successful.

In December 2018, we acquired a fintech business that had launched in Kenya. We have since grown this business in Kenya and launched in Nigeria and India. This app-based microfinance service offers instant microcredit to approved borrowers under “OKash” and other local brands. In the six months ended June 30, 2019, revenue from our microfinance business was US$16.6 million, representing 14.9% of our total revenue. The operation of our fintech business involves significant risks and uncertainties and may not achieve expected results.

We bear the credit risk of our borrowers. As we carry out our plans to expand our microfinance business and offer new loan products to an expanding borrower base, we may not be able to effectively manage the credit risks associated with the fintech business. We rely on our risk assessment technology in assessing the creditworthiness of our borrowers and the risks associated with loans. If our risk assessment technology is flawed or ineffective, or if we otherwise fail or are perceived to fail in managing the default risks of loans we extend, the delinquency rate of these loans may increase in a manner that surpasses the benefits we derive, putting a significant portion of the funds that we lend at risk, which may adversely affect our financial position and results of operations. Furthermore, we are subject to the risk of fraudulent activity associated with borrowers and parties handling borrower information. Credit and other information that we receive from the borrower and third parties about borrowers may be inaccurate or may not accurately reflect the borrower's creditworthiness, which may compromise the accuracy of our risk assessment. In addition, our business is subject to credit cycles associated with the volatility of the general economy in the markets in which operate our fintech business, which are generally developing markets. If economic conditions deteriorate, we may face an increased risk of default or delinquency of borrowers, which will result in lower returns or even losses. The success of our microfinance business also depends on our ability to collect payments, and we cannot assure you that we will be able to collect repayments on the loans as expected.

We also may not be able to expand our fintech business effectively. In order to maintain and increase the amount of loans we extend to borrowers, we must continue to offer competitive products and broaden our prospective borrower base, which may be affected by several factors, including our brand recognition and reputation, the financing fee rate charged, credit terms offered and our efficiency in engaging prospective borrowers. If we fail to promote our loan products and brand in an effective and cost-efficient way, our business and results of operations may be harmed. As we expand our fintech business to new countries, we may have to incur increasing expenses to establish our brand, attract new borrowers and comply with local laws and regulations. We may face local and international competitors as we expand, and if we do not compete effectively, our operating results could be materially and adversely affected. In addition, we currently utilize our own capital to fund loans, which limits our ability to scale our microfinance business. We may require external funding to fund and expand our microfinance business, which may not be available on terms that will allow us to extend loans to customers at a competitive rate, are acceptable to us, or at all. We also rely on various third parties to provide services for our microfinance business including payment processing. If we fail to secure collaboration with reputable third-party service providers, our business may be adversely affected.

The online microfinance markets in the countries we operate in are new and may not evolve as expected. The regulatory regimes in these countries with respect to the online microfinance industry is relatively new and evolving, and the interpretation and enforcement regimes are subject to significant uncertainties. If our microfinance business is deemed to violate any laws and regulations, our business, financial condition and results of operations would be materially and adversely affected.

We have limited experience in most aspects of the operations of our microfinance business, which makes it difficult to evaluate our future prospects. Failure to manage or grow our fintech business may have material adverse effect on our overall financial position and results of operations.

We operate a platform that includes third parties over whose actions we have no control.

Our AI-powered content discovery platform integrates the services of third-party search engines and content providers. We cannot control the actions of these third parties and if they do not perform their functions to our satisfaction or the satisfaction of our users, it may damage the reputation of our platform. Our browsers integrate online search capabilities from leading international and regional search companies. We cannot be certain that our search partners will provide our users with the search results that they are looking for. Our browsers also contain short-cuts to third party e-commerce, travel and other businesses, and we cannot be certain that the products and services that these third-parties provide will all be legitimate, of a sufficiently high quality or that they will accurately represent the products and services in their postings. Further, while we have agreements with each of these parties, any legal protections we might have in our agreements could be insufficient to compensate us for our losses and may not be able to repair the damage to our reputation.

We rely upon third-party channels and partners in distributing products and services.

We rely upon a number of third-party channels to provide products and services to our users. For example, we primarily rely on third party application distribution channels, such as the Apple App Store and the Google Play Store, to allow users to download our applications and games. In addition, we work closely with key mobile manufacturers to pre-install Opera products on their mobile phones. We also rely upon data center providers to store important and valuable data. If any of these third-party channel providers delivers unsatisfactory services, engages in fraudulent action, or is unable or refuses to continue to provide its services to us and our users for any reason, it may materially and adversely affect our business, financial condition and results of operations.

We may fail to attract, motivate and retain the key members of our management team or other experienced and capable employees.

Our future success is significantly dependent upon the continued service of our executives and other key employees. If we lose the services of any member of management or any key personnel, we may not be able to locate a suitable or qualified replacement, and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.

To maintain and grow our business, we will need to identify, hire, develop, motivate and retain highly skilled employees. Identifying, recruiting, training, integrating and retaining qualified individuals requires significant time, expense and attention. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. We may also be subject to local hiring restrictions in certain markets, particularly in connection with the hiring of foreign employees, which may affect the flexibility of our management team. If our management team, including any new hires that we make, fail to work together effectively and execute our plans and strategies, or if we are not able to recruit and retain employees effectively, our ability to achieve our strategic objectives will be adversely affected and our business and growth prospects will be harmed.

Competition for highly skilled personnel is intense, particularly in the markets where our business operations are located. We may need to invest significant amounts of cash and equity to attract and retain new employees, and we may not be able to realize returns on these investments.

We may fail to maintain or improve our technology infrastructure.

We are constantly upgrading our technology to provide improved performance, increased scale and better integration among our platforms. Adopting new technologies, upgrading our internet ecosystem infrastructure, maintaining and improving our technology infrastructure require significant investments of time and resources, including adding new hardware, updating software and recruiting and training new engineering personnel. Adverse consequences for the failure to do so may include unanticipated system disruptions, security breaches, computer virus attacks, slower response times, decreased user satisfaction and delays in reporting accurate operating and financial information. In addition, many of the software and interfaces we use are internally developed and proprietary technology. If we experience problems with the functionality and effectiveness of our software or platforms or are unable to maintain and constantly improve our technology infrastructure to handle our business needs and ensure a consistent and acceptable level of service for our users, our business, financial condition, results of operation and prospects, as well as our reputation, could be materially and adversely affected.

Mobile malware, viruses, hacking and phishing attacks, spamming and improper or illegal use of Opera could seriously harm our business and reputation.

Mobile malware, viruses, hacking and phishing attacks have become more prevalent in our industry, have occurred on our systems in the past and may occur on our systems in the future. Because of our prominence, we believe that we are an attractive target for these sorts of attacks. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any failure to maintain performance, reliability, security and availability of our products and technical infrastructure to the satisfaction of our users may seriously harm our reputation and our ability to retain existing users and attract new users. If these activities increase on our platform, our reputation, user growth and engagement, and operational cost structure could be seriously harmed.

We may not be able to prevent others from unauthorized use of our intellectual property or brands.

We regard our patents, copyrights, trademarks, trade secrets, and other intellectual property as critical to our business. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on a combination of intellectual property laws and contractual arrangements to protect our proprietary rights. It is often difficult to register, maintain and enforce intellectual property rights in the markets where we operate. For example, statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation in Africa, Southeast Asia, China, Russia and India. In addition, contractual agreements may be breached by counterparties and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors.

Some of our applications contain open source software, which may pose increased risk to our proprietary software.

We use open source software in some of our applications, including our Opera browsers, which incorporate Chromium browser technology, and will use open source software in the future. In addition, we regularly contribute source code to open source software projects and release internal software projects under open source licenses and anticipate doing so in the future. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to sell or distribute our applications. Additionally, we may from time to time face threats or claims from third parties claiming ownership of, or demanding release of, the alleged open source software or derivative works we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These threats or claims could result in litigation and could require us to make our source code freely available, purchase a costly license or cease offering the implicated applications unless and until we can re-engineer them to avoid infringement. Such a re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. In addition to risks related to license requirements, our use of certain open source software may lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Additionally, because any software source code we contribute to open source projects is publicly available, our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely, and we are unable to prevent our competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage and, if not addressed, could adversely affect our business, financial condition and results of operations.

We rely upon the internet infrastructure, data center providers and telecommunications networks in the markets where we operate.

Our business depends on the performance and reliability of the internet infrastructure and contracted data center providers in the markets where we operate. We may not have access to alternative networks or data servers in the event of disruptions or failures of, or other problems with, the relevant internet infrastructure. In addition, the internet infrastructure, especially in the emerging markets where we operate, may not support the demands associated with continued growth in internet usage.

We use third party data center providers for the storing of data related to our business. We do not control the operation of these facilities and rely on contracted agreements to employ their use. The owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center providers is acquired by another party, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible lengthy service interruptions in connection with doing so. Any changes in third party service levels at our data centers or any errors, defects, disruptions or other performance problems with our browsers or other services could adversely affect our reputation and adversely affect the online browsing experience. If navigation through our browsers is slower than our users expect, users may use our services less, if at all. Interruptions in our services might reduce our revenue, subject us to potential liability or adversely affect our ability to attract advertisers.

We also rely on major telecommunications operators in the markets where we operate to provide us with data communications capacity primarily through local telecommunications lines and data centers to host our servers. We and our users may not have access to alternative services in the event of disruptions or failures of, or other problems with, the fixed telecommunications networks of these telecommunications operators, or if such operators otherwise fail to provide such services. Any unscheduled service interruption could disrupt our operations, damage our reputation and result in a decrease in our revenue. Furthermore, we have no control over the costs of the services provided by the telecommunications operators to us and our users. If the prices that we pay for telecommunications and internet services rise significantly, our gross margins could be significantly reduced. In addition, if internet access fees or other charges to internet users increase, our user traffic may decrease, which in turn may cause our revenue to decline.

Our business depends on continued and unimpeded access to the internet by us and our users. Internet access providers may be able to restrict, block, degrade or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users and advertisers.

Our products and services depend on the ability of our users to access the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers have taken, or have stated that they may take measures, including legal actions, that could degrade, disrupt or increase the cost of user access to certain of our products by restricting or prohibiting the use of their infrastructure to support or facilitate our offerings, or by charging increased fees to us or our users to provide our offerings.

In addition, in some markets, our products and services may be subject to government-initiated restrictions or blockages. Such interference could result in a loss of existing users and advertisers, and increased costs, and could impair our ability to attract new users and advertisers, thereby harming our revenues and growth.

We plan to continue expanding our operations globally to markets where we have limited operating experience, which may subject us to increased business, economic and regulatory risks.

We plan to continue expanding our business operations globally and translating our products into other languages. Opera is currently available in more than 40 languages, and we have offices in seven countries. We plan to enter new markets where we have limited or no experience in marketing, selling and deploying our products and services. If we fail to deploy or manage our operations in international markets successfully, our business may suffer. In the future, as our international operations increase, or more of our expenses are denominated in currencies other than the U.S. dollar or Euros, our operating results may become more sensitive to fluctuations in the exchange rates of the currencies in which we do business. In addition, we are subject to a variety of risks inherent in doing business internationally, including:

•	political, social and economic instability;

•

risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, localization and content laws as well as unexpected changes in laws, regulatory requirements and enforcement due to the wide discretion given local lawmakers and regulators regarding the enactment, interpretation and implementation of local regulations;

•	potential damage to our brand and reputation due to compliance with local laws, including potential censorship and requirements to provide user information to local authorities;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and payment fraud;

•	complying with multiple tax jurisdictions;

•	enhanced difficulties of integrating any foreign acquisitions;

•

complying with a variety of foreign laws, including certain employment laws requiring national collective bargaining agreements that set minimum salaries, benefits, working conditions and termination requirements;

•	reduced protection for intellectual property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure and compliance costs associated with multiple international locations;

•	regulations that might add difficulties in repatriating cash earned outside our core markets and otherwise preventing us from freely moving cash;

•	import and export restrictions and changes in trade regulation;

•	complying with statutory equity requirements;

•	complying with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions; and

•	complying with export controls and economic sanctions administered by the relevant local authorities, including in the United States and European Union, in our international business.

If we are unable to expand internationally and manage the complexity of our global operations successfully, our business could be seriously harmed.

We may not achieve the intended tax efficiencies of our corporate structure and intercompany arrangements, which could increase our worldwide effective tax rate.

Our corporate structure and intercompany arrangements, including the manner in which we conduct our intercompany and related party transactions, are intended to provide us with worldwide tax efficiencies. The application of tax laws of various jurisdictions to our business activities is subject to interpretation and also depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The tax authorities of jurisdictions where we operate may challenge our methodologies for intercompany and related party arrangements, including transfer pricing, or determine that the manner in which we operate does not achieve the intended tax consequences, which could increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

A certain degree of judgment is required in evaluating our tax positions and determining our provision for income taxes. In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rate could be adversely affected by lower than anticipated earnings in markets where we have lower statutory rates and higher than anticipated earnings in markets where we have higher statutory rates, by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. Any of these factors could materially and adversely affect our financial position and results of operations.

Industry data, projections and estimates contained in this prospectus are inherently uncertain and subject to interpretation. Accordingly, you should not place undue reliance on such information.

Certain facts, forecasts and other statistics relating to the industries in which we compete contained in this prospectus have been derived from various public data sources and third party industry reports. In deriving the market size of the aforementioned industries and regions, these industry consultants may have adopted different assumptions and estimates, such as the number of internet users. While we generally believe such reports are reliable, we have not independently verified the accuracy or completeness of such information. Such reports may not be prepared on a comparable basis or may not be consistent with other sources.

Industry data, projections and estimates are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Our industry data and market share data should be interpreted in light of the defined geographic markets and defined industries we operate in. Any discrepancy in the interpretation thereof could lead to different industry data, measurements, projections and estimates and result in errors and inaccuracies.

Our user metrics and other estimates are subject to inherent challenges in measuring our operations.

We regularly review metrics, including our MAUs, to evaluate growth trends, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our platforms are used across large populations throughout the regions that we operate in. For example, we believe that we cannot distinguish individual users who use multiple applications. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our applications when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such applications.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of active users were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to remedy an unfavorable trend. Moreover, during the process of upgrading our platform in the past, we have lost certain historical metrics, such as the number of search queries, that we rely on to manage our operations. If partners or investors do not perceive our user, geographic or other operating metrics as accurately representing our user base, or if we discover material inaccuracies in our user, geographic or other operating metrics, our reputation may be seriously harmed.

Material weaknesses in our internal control over financial reporting have been identified, and if we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

In our 2018 Annual Report, we were not required to provide a report of management on our internal control over financial reporting and our independent registered public accounting firm was not required to conduct an audit of our internal control over financial reporting due to a transition period established by rules of the SEC, for newly public companies. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audit of the consolidated statements of financial position of Opera Limited and its subsidiaries as of December 31, 2017 and 2016 (Successor), and the related consolidated statements of operations, total comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2017 (Successor) and for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor), and the related notes (collectively, the “consolidated financial statements”), we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, and other control deficiencies. The two identified material weaknesses arose from our (a) lack of a sufficient number of qualified resources with IFRS, external financial reporting and internal controls expertise and (b) lack of formalized policies and procedures to ensure that significant and unusual transactions and other transactions are sufficiently analyzed and assessed against the requirements of IFRS, including the preparation and review of contemporaneous documentation.

Following the identification of the material weaknesses and control deficiencies, we have taken measures aimed at remedying these weaknesses and continue to implement our remediation plan. In 2018 and 2019 we have hired staff with IFRS, external financial reporting and internal controls expertise who work on establishing formalized policies and procedures to ensure that transactions are sufficiently analyzed and assessed against the requirements of IFRS, and that contemporaneous documentation is prepared and reviewed. Moreover, we have engaged external consultants to assist us in improving our internal control framework, including risk assessment, design of controls and control activities. We are evaluating the longer term resource needs of our various financial functions. These remediation measures may be time consuming, costly and might place significant demands on our financial and operational resources. Although we have made enhancements to our control procedures in this area, we still have a material weakness pertaining to the lack of formalized policies, procedures and resources to design and implement relevant controls, including risk assessment, control activities and monitoring, to ensure that transactions are sufficiently analyzed and assessed against the requirements of IFRS, including preparation and review of contemporaneous documentation.

We cannot assure you that we will be able to continue to implement an effective system of internal control, or that we will not identify material weaknesses or significant deficiencies in the future. We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ended December 31, 2019. In addition, if we cease to be an “emerging growth company” as such term is defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We may be required to recognize impairment charges.

Our goodwill and intangible assets totaled US$421.6 million and US$113.5 million, respectively, as of June 30, 2019. We didn’t recognize any impairment charges with respect to these long-lived assets in 2017, 2018 or the six months ended June 30, 2019. We also had US$27.4 million of furniture, fixtures and equipment as of June 30, 2019. In accordance with applicable accounting standards, goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair value or value in use based test annually, and when certain circumstances warrant. In addition to this indication of impairment, goodwill, intangible assets and furniture, fixtures and equipment are subject to assessment for impairment if there are other indicators of impairment, including:

•	losses of key customers;

•	unfavorable changes in technology or competition;

•	unfavorable changes in user base or user tastes

Based upon future economic and financial market conditions, the operating performance of our reporting units and other factors, including those listed above, future impairment charges could be incurred. It is possible that such impairment, if required, could be material. Any future impairment charges that we are required to record could have a material adverse impact on our results of operations.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

While we believe we have sufficient capital to fund our current growth plans, we may require additional capital in order to fund future plans for the additional growth and development of our businesses and any additional investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets and governmental regulations in the markets that we operate in. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

We have limited business insurance coverage.

Consistent with customary industry practice in the markets that we operate in, our business insurance is limited. Any uninsured damage to our platforms, technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition and results of operations.

We are subject to risks related to litigation, including intellectual property claims and regulatory disputes.

We may be, and in some instances have been, subject to claims, lawsuits (including class actions and individual lawsuits), government investigations and other proceedings relating to intellectual property, consumer protection, privacy, labor and employment, import and export practices, competition, securities, tax, marketing and communications practices, commercial disputes and other matters. The number and significance of our legal disputes and inquiries have increased as we have grown larger, as our business has expanded in scope and geographic reach and as our services have increased in complexity.

As a consequence of a demerger in 2015, one of our subsidiaries, Opera Software AS, may have joint and several obligations towards any liabilities arising from the demerger. See “Item 4. Information of the Company—A. History and Development of the Company” of our 2018 Annual Report. Under Norwegian law, our liability is capped to the real value of the assets transferred to Opera Software AS as part of the demerger. We do not believe that we are subject to any liabilities or obligations resulting from the demerger, however, to the extent that such demerger liabilities or obligations exist, creditors may seek to recover from us, claiming that we are liable to satisfy such obligations. While we believe the outcome of such proceedings will depend on the claim brought forth, litigation is inherently costly and uncertain and could have an adverse effect on our operations.

Moreover, as a public company we have an elevated public profile, which may result in increased litigation and public awareness of such litigation. There is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could seriously harm our business. In the future, we may also be accused of having, or be found to have, infringed or violated third party intellectual property rights.

Regardless of the outcome, legal proceedings can have a material and adverse impact on us due to their costs, diversion of our resources and other factors. We may decide to settle legal disputes on terms that are unfavorable to us. Furthermore, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that we may not choose to appeal or that may not be reversed upon appeal. We may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required, or choose to enter into, royalty or licensing arrangements, such arrangements may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue the use of technology, and doing so could require significant effort and expense, or may not be feasible. In addition, the terms of any settlement or judgment in connection with any legal claims, lawsuits or proceedings may require us to cease some or all of our operations or pay substantial amounts to the other party and could materially and adversely affect our business, financial condition and results of operations.

We are currently subject to, and in the future may from time to time face, intellectual property infringement claims, which could be time consuming and costly to defend, and may require us to pay significant damages or cease offering any of our products or key features of our products.

We cannot be certain that the products, services and intellectual property used in the ordinary course of our business do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We currently are, and may in the future be, subject to claims or legal proceedings relating to the intellectual property of others in the ordinary course of our business and may in the future be required to pay damages or to agree to restrict our activities. In particular, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, may be ordered to pay damages and may incur licensing fees or be forced to develop alternatives. We may incur substantial expense in defending against third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business by restricting or prohibiting our use of the intellectual property in question.

We do not have exclusive rights to certain technology, trademarks and designs that are crucial to our business.

We have applied for various patents relating to our business. While we have succeeded in obtaining some patents, some of our patent applications are still under examination by the various regulatory authorities in the markets that we operate in. Approvals of our patent applications are subject to determinations by the relevant local authorities that there are no prior rights in the applicable territory. In addition, we have also applied for initial registrations and/or changes in registrations relating to transfers of our Opera logos and other of our key trademarks to establish and protect our exclusive rights to these trademarks. While we have succeeded in registering the trademarks for most of these marks in our major markets under certain classes, the applications for initial registration, and/or changes in registrations relating to transfers, of some marks and/or of some of trademarks under other classes are still under examination by the relevant local authorities. Approvals of our initial trademark registration applications, and/or of changes in registrations relating to such transfers, are subject to determinations by the relevant local authorities that there are no prior rights in the applicable territories. We cannot assure you that these patent and trademark applications will be approved. Any rejection of these applications could adversely affect our rights to the affected technology, marks and designs. In addition, even if these applications are approved, we cannot assure you that any issued patents or registered trademarks will be sufficient in scope to provide adequate protection of our rights.

Our business may be adversely affected by third party software applications or practices that interfere with our receipt of information from, or provision of information to, our users, which may impair the user experience on our platform.

Our business may be adversely affected by third party software applications, which may be unintentional or malicious, that make changes to our users’ PCs or mobile devices and interfere with our products and services. These software applications may change the user experience on our platform by hijacking queries, altering or replacing the search results provided by our search engine partners to our users or otherwise interfering with our ability to connect with our users. Such interference can occur without disclosure to or consent from users, and users may associate any resulting negative experience with our products and services. Such software applications are often designed to be difficult to remove, block or disable. Further, software loaded on or added to mobile devices on which our search or other applications, such as Opera News, are pre-installed may be incompatible with or interfere with or prevent the operation of such applications, which might deter the owners of such devices from using our services. If we are unable to successfully prevent or limit any such applications or systems that interfere with our products and services, our ability to deliver a high-quality browsing experience and recommend relevant content to our users may be adversely affected.

Interruption or failure of our information technology and communications systems may result in reduced user traffic and harm to our reputation and business.

Interruption or failure of any of our information technology and communications systems or those of the operators of third party internet properties that we collaborate with could impede or prevent our ability to provide our services. In addition, our operations are vulnerable to natural disasters and other events. Our disaster recovery plan for our servers cannot fully ensure safety in the event of damage from fire, floods, typhoons, earthquakes, power loss, telecommunications failures, hacking and similar events. If any of the foregoing occurs, we may experience a partial or complete system shutdown. Furthermore, our servers, which are hosted at third party internet data centers, are also vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an internet data center by a third party provider without adequate notice could result in lengthy service interruptions.

Any system failure or inadequacy that causes interruptions in the availability of our services, or increases the response time of our services, could have an adverse impact on our user experience and satisfaction, our attractiveness to users and advertisers and future user traffic and advertising on our platform.

To improve performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our internet platforms to mirror our online resources.

Our results of operations are subject to seasonal fluctuations due to a number of factors.

We are subject to seasonality and other fluctuations in our business. Revenues from our e-commerce and travel partners are typically affected by seasonality due to various holidays that may result in higher than usual e-commerce transactions and travel-related activities, and similar seasonal trends may affect revenues from our search partners. Thus, our operating results in one or more future quarters or years may fluctuate substantially or fall below the expectations of securities analysts and investors. In such event, the trading price of our ADSs may fluctuate significantly.

Our corporate actions are substantially controlled by our chairman and chief executive officer, Mr. Yahui Zhou, who has the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment.

As of the date of this prospectus, Mr. Yahui Zhou, our chairman of the board and chief executive officer, beneficially owned 65.1% of the ordinary shares issued and outstanding and voting power. As a result, Mr. Yahui Zhou had the ability to control or exert significant influence over important corporate matters and investors may be prevented from affecting important corporate matters involving our company that require approval of shareholders, including:

•	the composition of our board of directors and, through it, any determinations with respect to our operations, business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers or other business combinations;

•	our disposition of substantially all of our assets; and

•	any change in control.

These actions may be taken even if they are opposed by our other shareholders, including the holders of the ADSs. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the ADSs. As a result of the foregoing, the value of your investment could be materially reduced.

We may be the subject of anti-competitive, harassing or other detrimental conduct that could harm our reputation and cause us to lose users and customers.

In the future, we may be the target of anti-competitive, harassing, or other detrimental conduct by third parties. Allegations, directly or indirectly against us or any of our executive officers, may be posted in internet chatrooms or on blogs or websites by anyone, whether or not related to us, on an anonymous basis. The availability of information on social media platforms and devices is virtually immediate, as is its impact. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. Information posted may be inaccurate and adverse to us, and it may harm our business, prospects or financial performance. The harm may be immediate without affording us an opportunity for redress or correction. In addition, such conduct may include complaints, anonymous or otherwise, to regulatory agencies. We may be subject to regulatory or internal investigations as a result of such third party conduct and may be required to expend significant time and incur substantial costs to address such third party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, our reputation could be harmed as a result of the public dissemination of anonymous allegations or malicious statements about our business, which in turn may cause us to lose users and customers and adversely affect the price of our ADSs.

If we fail to detect click-through fraud, we could lose the confidence of our advertisers and our revenues could decline.

Our business is exposed to the risk of click-through fraud on our partners’ advertisements. Click-through fraud occurs when a person clicks advertisements for a reason other than to view the underlying content of advertisements. If our advertising partners fail to detect significant fraudulent clicks or otherwise are unable to prevent significant fraudulent activity, the affected search advertisers may experience a reduced return on their investment in advertising on our platform and lose confidence in the integrity of our search partners’ pay-for-click service systems. If this happens, our revenues from our monetization partners may decline.

We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

We report our financial statements under IFRS. There have been and there may in the future certain significant differences between IFRS and U.S. generally accepted accounting principles, or U.S. GAAP, including but not limited to differences related to revenue recognition, share-based compensation expense, income tax, impairment of long-lived assets and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

We face risks related to natural disasters, health epidemics or terrorist attacks.

Our business could be adversely affected by natural disasters, such as earthquakes, floods, landslides, tsunamis, outbreaks of health epidemics such as an outbreak of avian influenza, severe acute respiratory syndrome, Zika virus or Ebola virus, as well as terrorist attacks, other acts of violence or war or social instability. If any of these occurs, we may be required to temporarily or permanently close and our business operations may be suspended or terminated.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in U.S. Dollars, Euros, Russian Rubles, Norwegian Krone, Indonesian Rupiah, Japanese Yen, Singapore Dollars, Kenyan Shillings, South African Rand and Nigerian Naira, among other currencies. We generally incur expenses for employee compensation and other expenses in the local currencies in the jurisdictions in which we operate. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use. Furthermore, the substantial majority of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

Risks Related to Our ADSs

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs can be volatile and fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other technology companies that have listed their securities in the United States. A number of technology companies have listed or may be in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of those companies’ securities after their offerings may affect the attitudes of investors toward technology companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our quarterly or annual revenue, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new products, services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our platforms or our industries;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

We currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends subject to our memorandum and articles of association and certain restrictions under Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

Mr. Yahui Zhou, our chairman of the board and chief executive officer, has substantial influence over our company and his interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus, Mr. Zhou beneficially owns 65.1% of the total voting power of our total issued and outstanding ordinary shares. As a result, Mr. Zhou has substantial influence over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets, election of directors and other significant corporate actions.

Mr. Zhou may take actions that are not aligned with the interests of our other shareholders and may render new investors unable to influence significant corporate decisions. We have in the past, and likely will continue to enter into related party transactions involving entities directly or indirectly controlled by Mr. Zhou. See “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions” of our 2018 Annual Report for details. Such related party transactions may benefit Mr. Zhou personally. Furthermore, Mr. Zhou’s substantial influence over our company and such concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. These actions may be taken even if they are opposed by our other shareholders. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Item 6. Directors, Senior Management and Employees—E. Share Ownership” of our 2018 Annual Report.

As a “controlled company” under the rules of the Nasdaq, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.

Since Mr. Yahui Zhou, our chairman of the board and chief executive officer, is the beneficial owner of a majority of the voting power of our issued and outstanding share capital following the completion of the initial public offering, we are qualified as a “controlled company” under the rules of the Nasdaq. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq rules, and the requirement that our compensation and corporate governance and nominating committees consist entirely of independent directors. We reply on certain corporate governance exemptions as described in Item 16G (Corporate Governance) of our 2018 Annual Report. So long as we remain a controlled company relying on any of such exemptions and during any transition period following the time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

If a United States person is treated as owning at least 10% of our ADSs or shares, such person may be subject to adverse United States federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ADSs or shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation,” or CFC, in our group. Because our group includes one or more United States subsidiaries, we could be treated as a CFC and certain of our non-United States subsidiaries could be treated as CFCs (regardless of whether or not we are treated as a CFC). A United States shareholder of a CFC may be required to annually report and include in its United States taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in United States property by CFCs, whether or not we make any distributions. An individual that is a United States shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a United States corporation. A failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent starting of the statute of limitations with respect to such shareholder’s United States federal income tax return for the year for which reporting was due. We do not intend to monitor whether we are or any of our non-United States subsidiaries is treated as a CFC or whether any investor is treated as a United States shareholder with respect to us or any of our CFC subsidiaries or to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A United States investor should consult its own advisor regarding the potential application of these rules in its particular circumstances.

If we are a passive foreign investment company for United States federal income tax purposes for any taxable year, United States holders of ADSs or ordinary shares could be subject to adverse United States federal income tax consequences.

We will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of our gross income for such year is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. Based on the current and anticipated value of our assets and composition of our income and assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ending December 31, 2019, although there can be no assurances in this regard. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the United States Internal Revenue Service, or the IRS, will not take a contrary position.

Changes in the composition of our income or composition of our assets, including as a result of our investment in new businesses, products, services and technologies, may cause us to be or become a PFIC. The determination of whether we will be a PFIC for any taxable year may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market value of the ADSs or ordinary shares from time to time) and also may be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

If we are a PFIC for any taxable year during which a United States person holds ADSs or ordinary shares, certain adverse United States federal income tax consequences could apply to such United States person. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company.”

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

Our memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2018 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties owed to us by our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. For example, we have elected to not have our compensation committee consist of entirely independent directors. We reply on certain corporate governance exemptions as described in Item 16G (Corporate Governance) of our 2018 Annual Report. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and the majority of our assets are located and the majority of our operations are conducted outside of the United States. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Norway may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.07 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided by the JOBS Act.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

As a Cayman Islands company listed on Nasdaq, we are subject to Nasdaq corporate governance listing standards which permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards.

For instance, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (iii) have regularly scheduled executive sessions with only independent directors each year. We rely on certain corporate governance exemptions as described in Item 16G (Corporate Governance) of our 2018 Annual Report. To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to continue to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote with respect to the ordinary shares.

As a holder of ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try to vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is seven days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on the ordinary shares or other deposited securities underlying your ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

The requirements of being a public company may strain our resources and divert our management’s attention.

Upon completion of our initial public offering, we have become a public company and we are subject to the reporting requirements of the Exchange Act, the U.S. Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act and the listing standards of Nasdaq as applicable to a foreign private issuer, which are different in some material respects from those required for a U.S. public company. We expect that the requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources. See “—Risks Related to Our Business and Industry—Material weaknesses in our internal control over financial reporting have been identified, and if we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.” As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors, shareholders or third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus supplement and the accompanying prospectus (including statements incorporated by reference herein) entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our goals and strategies;

•	our expected development and launch, and market acceptance, of our products and services;

•	our future business development, financial condition and results of operations;

•	the expected growth in, and market size of, the global internet industry;

•	expected changes in our revenue, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our brand, platforms and services;

•	our expectations regarding growth in our user base and level of engagement;

•	our ability to attract, retain and monetize users;

•	our ability to continue to develop new technologies and/or upgrade our existing technologies;

•	our expectation regarding the use of proceeds from this offering;

•	growth of and trends of competition in our industry;

•	government policies and regulations relating to our industry; and

•	general economic and business conditions in the markets we have businesses.

The forward-looking statements made in this prospectus supplement or the accompanying prospectus, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the online content consumption and e-commerce industries, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

USE OF PROCEEDS

Our net proceeds from this offering are expected to be approximately US$71.3 million, or approximately US$82.1 million if the underwriters exercise their option to purchase additional ADSs in full, based on the public offering price per ADS of US$10.00, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We expect to use the net proceeds from this offering primarily for the general corporate purposes.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management will have significant flexibility in applying discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending use of the net proceeds, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

DIVIDEND POLICY

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders who will receive payment to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. Dollars.

We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon payments from our operating entities. We rely on a combination of dividend payments from our subsidiaries in markets we operate such as Norway. Regulations in Norway where we utilize dividend payments may restrict the ability of our subsidiaries to pay dividends to us.

See “Risk Factors—Risks Related to the ADSs and This Offering—We currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the ADSs for return on your investment.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019:

●	on an actual basis; and

●

our issuance and sale of 15,000,000 ordinary shares in the form of ADSs in this offering at the public offering price of US$10.00 per ADS, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us of US$3.7 million in aggregate, assuming the underwriters do not exercise their option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included in our annual report on Form 20-F for the year ended December 31, 2018, as well as the management's discussion and analysis thereon, incorporated by reference into this prospectus supplement.

	As of June 30, 2019
	Actual	Pro Forma
	(in US$ thousands)
Long-term borrowings
Interest bearing loans	641	641
Total long -term borrowings (including current portion)	641	641
Equity
Share capital	22	24
Other paid-in capital	732,910	804,220
Retained earnings	46,538	46,538
Foreign currency translation reserve	172	172
Total equity	779,642	850,954
Total capitalization	780,283	851,595

The discussion and table above exclude exercise of any outstanding restricted share units pursuant to our share incentive plans after June 30, 2019.

Dilution

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the public offering price US$10.00 per ADS and our net tangible book value US$2.68 per ADS after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding shares.

Our net tangible book value as of June 30, 2019 was approximately US$244.6 million, or US$1.11 per ordinary share and US$2.22 per ADS. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after June 30, 2019, other than to give effect to the issuance and sale of 7,500,000 ADSs in this offering at an public offering price of US$10.00 per ADS, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming the underwriters’ option to purchase 1,125,000 additional ADSs is not exercised, calculated based on the offering price of US$10.00 per ADS, our as adjusted net tangible book value as of June 30, 2019 would have been US$1.34 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or US$2.68 per ADS. This represents an immediate increase in net tangible book value of US$0.23 per ordinary share, or US$0.46 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$3.66 per ordinary share, or US$7.32 per ADS, to investors purchasing ADSs in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Public offering price	5.00	10.00
Net tangible book value as of June 30, 2019	1.11	2.22
As adjusted net tangible book value after giving effect to this offering as of June 30, 2019	1.34	2.68
Increase in net tangible book value attributable to this offering	0.23	0.46
Amount of dilution in net tangible book value to new investors in the offering	3.66	7.32

The following table summarizes, on an as adjusted basis as of June 30, 2019, the differences between the existing shareholders as of June 30, 2019 and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid and per ADS at the public offering price of US$10.00 per ADS before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs which we granted to the underwriters.

	Ordinary shares purchased		Total consideration		Average price per	Average
	Number	Percent	Amount in US$ thousands	Percent	ordinary share	price per ADS
Existing shareholders	220,576,326	93.6%	US$728,452	90.7%	US$3.30	US$6.60
New investors	15,000,000	6.4%	US$75,000	9.3%	US$5.00	US$10.00
Total	235,576,326	100.0%	US$803,452	100.0%	US$3.41	US$6.82

TAXATION

The following summary of Cayman Islands, Norway and U.S. federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands, Norway, and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law. To the extent that the discussion relates to matters of Norwegian tax law, it represents the opinion of Wikborg Rein Advokatfirma AS, our counsel as to Norway law.

Cayman Islands Tax Considerations

As advised by Maples and Calder (Hong Kong) LLP, our counsel with regards to Cayman Island tax matters, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares or the ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or the ADSs, as the case may be, nor will gains derived from the disposal of our ordinary shares or the ADSs be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our ordinary shares or the ADSs or on an instrument of transfer in respect of our ordinary shares or the ADSs.

Norway Tax Considerations

Below is a summary of the primary tax issue in Norway for Norwegian corporate holders of the ADSs, based on the opinion of Wikborg Rein Advokatfirma AS, our counsel with regards to Norwegian tax matters.

The ADS is a financial instrument with shares in Opera Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability, as the underlying object. For Norwegian tax purposes, the ADSs will not be covered by the participation exemption since the underlying object is an entity in a low tax jurisdiction outside the EU/EEA. For limited liability companies (and certain similar entities) resident in Norway for tax purposes, dividends from the ADSs will be considered as taxable income. Gains on realization (including sales) of the ADSs will also be considered as taxable income for limited liability companies (and certain similar entities) resident in Norway for tax purposes. The tax rate for 2019 for limited liability companies (and certain similar entities) is currently 22%.

United States Federal Income Tax Considerations

United States Federal Income Tax Considerations

The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our ADSs pursuant to this offering. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus supplement, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as of the date of this prospectus supplement. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a United States Holder (as defined below) that holds ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

●	banks and certain other financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	brokers or dealers in stocks and securities, or currencies;

●	persons who use or are required to use a mark-to-market method of accounting;

●	certain former citizens or residents of the United States subject to Section 877 of the Code;

●	entities subject to the United States anti-inversion rules;

●	tax-exempt organizations and entities;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons whose functional currency is other than the United States dollar;

●	persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our voting power or value;

●	persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee equity grant or otherwise as compensation;

●	partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities;

●

persons required to accelerate the recognition of any item of gross income with respect to our ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

●	persons that held, directly, indirectly or by attribution, ADSs or ordinary shares or other ownership interests in us prior to this offering.

This discussion, moreover, does not address the United States federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-United States tax considerations, relating to the ownership and disposition of our ADSs or ordinary shares.

Except as specifically described below, this discussion does not address any tax consequences or reporting obligations that may be applicable to persons holding ADSs or ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or partner in a partnership holding ADSs or ordinary shares should consult its own tax advisors regarding the tax consequences of investing in and holding the ADSs or ordinary shares.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “United States Holder” is a beneficial owner of the ADSs or ordinary shares that is, for United States federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

●

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

ADSs

If you own our ADSs, then you should be treated as the owner of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs should not be subject to United States federal income tax.

The United States Treasury Department and the IRS have expressed concerns that United States holders of American depositary shares may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an American depositary share and the issuer of the security underlying the American depositary share has taken actions that are inconsistent with the ownership of the underlying security by the person claiming the credit. Such actions (for example, a pre-release of an American depositary share by a depositary) also may be inconsistent with the claiming of the reduced rate of tax applicable to certain dividends received by non-corporate United States holders of American depositary shares, including individual United States holders. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by non-corporate United States Holders, each discussed below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Dividends and Other Distributions on the ADSs or Our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to the ADSs or ordinary shares (including any amounts withheld to reflect withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the ordinary shares, or by the depositary, if you own ADSs.

Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid generally will be reported as a “dividend” for United States federal income tax purposes. Such dividends will not be eligible for the dividends- received deduction allowed to qualifying corporations under the Code.

Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to “qualified dividend income,” if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. We do not expect to be eligible for the benefits of such an income tax treaty. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Select Market, as our ADSs (but not our ordinary shares) are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, will be listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the ordinary shares that are represented by ADSs, but not on the ordinary shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation.

Even if dividends would be treated as paid by a qualified foreign corporation, a non-corporate United States Holder will not be eligible for reduced rates of taxation if it does not hold our ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if the United States Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus supplement.

Any non-United States withholding taxes imposed on dividends paid to you with respect to the ADSs or ordinary shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit limitation, dividends paid to you with respect to the ADSs or ordinary shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or Our Ordinary Shares

You will recognize gain or loss on a sale or exchange of the ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs or ordinary shares. Subject to the discussion under “—Passive Foreign Investment Company” below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ADSs or ordinary shares for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of the ADSs or ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be treated as a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year ending December 31, 2019, although there can be no assurances in this regard. The determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year ending December 31, 2019, or for any future taxable year or that the IRS will not take a contrary position.

We will be treated as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

●	at least 75% of our gross income for such year is passive income; or

●	at least 50% of the value of our assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% by value of the stock. Although the law in this regard is unclear, we treat our VIEs as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated IFRS financial statements. If it were determined, however, that we are not the owner of our VIEs for United States federal income tax purposes, the composition of our income and assets would change and we may be more likely to be treated as a PFIC.

Changes in the composition of our income or composition of our assets, including as a result of our investment in new businesses, products, services and technologies, may cause us to be or become a PFIC. The determination of whether we will be a PFIC for any taxable year may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market value of the ADSs or ordinary shares from time to time, which may be volatile) and also may be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we were to cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, you will not be subject to the rules described below with respect to any “excess distribution” you receive from us or any gain from an actual sale or other disposition of the ADSs or ordinary shares. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then, unless you make a “mark-to-market” election (as discussed below), you generally will be subject to special adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the ADSs or ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these rules:

●	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

●

the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

●

the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares and any of our non-United States subsidiaries or other corporate entities in which we own equity interests is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of each such non-United States entity classified as a PFIC (each such entity, a lower tier PFIC) for purposes of the application of these rules. You should consult your own tax advisor regarding the application of the PFIC rules to any of our lower tier PFICs.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our ADSs or ordinary shares as ordinary income under a mark-to-market method, provided that such ADSs or ordinary shares constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that our ADSs, but not our ordinary shares, will be listed on the Nasdaq Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are listed on the Nasdaq Global Select Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a United States Holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

In certain circumstances, a shareholder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to the ADSs or ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

A United States Holder that holds the ADSs or ordinary shares in any year in which we are a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your own tax advisor regarding the application of the PFIC rules to your ownership and disposition of the ADSs or ordinary shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our ADSs or ordinary shares, and the proceeds from the sale or exchange of our ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner. United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

United States Holders who are individuals (and certain entities closely held by individuals) generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed US$50,000.

United States Holders should consult their tax advisors regarding the application of these information reporting rules.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated September 20, 2019, the underwriters named below, for whom Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited are acting as representatives, have severally and not jointly agreed to purchase, and we have agreed to sell to them, severally, ADSs representing the indicated numbers of ordinary shares below.

Name of Underwriters	Number of ADSs
Citigroup Global Markets Inc.	3,712,500
China International Capital Corporation Hong Kong Securities Limited	1,575,000
Cowen and Company, LLC	1,106,250
B. Riley FBR, Inc.	1,106,250
Total	7,500,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters’ over-allotment option to purchase additional ADSs described below. Any offers or sales of the ADSs in the United States will be conducted by registered broker-dealers in the United States. The underwriters reserve the right to withdraw, cancel or modify offers to the public and reject orders in whole or in part.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of US$0.252 per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations. We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,125,000 additional ADSs at the public offering price listed on the cover page of this prospectus supplement less underwriting discounts and commissions. The underwriters may exercise this option for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be US$86.3 million, based on the public offering price of US$10.00 per ADS, the total underwriters’ discounts and commissions would be US$3.6 million and the total proceeds to us (before expenses) would be US$82.6 million.

The table below shows the underwriting discounts and commissions per ADS and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

Underwriting Discounts and Commissions	No Exercise	Full Exercise
Per ADS	US$0.42	US$0.42
Total paid by us	US$3,150,000	US$3,622,500

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.

The total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately US$0.5 million. Expenses include the SEC and the Financial Industry Regulatory Authority, or FINRA, filing fees, FINRA-related fees and expenses of the underwriters' legal counsel (not to exceed US$20,000) and printing, legal, accounting and miscellaneous expenses.

Our ADSs are listed on the NASDAQ Global Select Market under the symbol “OPRA.”

We have agreed that, without the prior written consent of the representatives, subject to certain exceptions, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

●

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

●

file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8), whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

Our directors, officers and certain shareholders have agreed that, without the prior written consent of the representatives, such foregoing persons, subject to certain exceptions, will not, during the period ending 90 days after the date of this prospectus supplement:

●

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs, or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The restrictions described in the preceding paragraphs are subject to certain exceptions.

Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if the representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up agreement for an officer or a director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lock-up agreements prior to the expiration of the corresponding period.

To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over- allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States. The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

Electronic Offer, Sale and Distribution of Shares

A prospectus supplement and the accompanying prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

 Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus supplement has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this prospectus supplement in Australia:

(a)	you confirm and warrant that you are either:

(i)	“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)

“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	person associated with the company under section 708(12) of the Corporations Act; or

(iv)	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

 and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this prospectus supplement is void and incapable of acceptance;

(b)

you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada. The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State unless the prospectus supplement has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

●

by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

●

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the European Economic Area should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

●	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

●

in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (2) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Switzerland. The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Dubai International Financial Centre. This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Israel.  In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”).  The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors.  The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968.  We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968.  In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status.  Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Hong Kong. The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China. This prospectus supplement has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Singapore. This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Notification under Section 309B(1)(c) of the SFA: We have determined that the ADSs shall be (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Kingdom. Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 (Registration No. 333-233691), including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act with respect to underlying shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 (Registration No. 333-226171) to register the ADSs. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-3 and its exhibits and schedules for further information with respect to us and our ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our executive officers and directors and for holders of more than 10% of our ordinary shares. We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 17, 2019.

●

All subsequent reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date hereof and until the termination or completion of the offering under this prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement or the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

Opera Software

Attn: Derrick Nueman

Gjerdrums vei 19

0484 Oslo, Norway

investor-relations@opera.com

+47 2369-2400

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these shares in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to Norway law will be passed upon for us by Wikborg Rein Advokatfirma AS. Kirkland & Ellis International LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law, Wikborg Rein Advokatfirma AS with respect to matters governed by Norway law.

Experts

The consolidated financial statements of Opera Limited and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018 (Successor) and for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor) have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2018 consolidated financial statements contains an emphasis of matter paragraph that states the Predecessor financial statements have been prepared on a carve-out basis.

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2019	F-2
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) FOR THE SIX MONTHS ENDED JUNE 30, 2019	F-3
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF JUNE 30, 2019	F-4
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2019	F-5
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2019	F-6
NOTES	F-7

OPERA LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

		Six months ended June 30,
[US$ thousands, except per share and ADS amounts]	Notes	2018	2019

Revenue	3, 4	79,274	111,568

Operating expenses
Cost of revenue	3	(2,079)	(17,883)
Personnel expenses including share-based remuneration	5	(20,466)	(26,685)
Marketing and distribution expenses	3	(15,176)	(35,770)
Credit loss expense	3, 4	329	(7,633)
Depreciation and amortization		(6,766)	(8,423)
Other expenses	6	(14,871)	(13,909)
Total operating expenses		(59,029)	(110,303)

Operating profit (loss)		20,245	1,265

Share of net income (loss) of associates and joint ventures	7	(1,624)	2,957

Net finance income (expense)
Finance income		198	3,359
Finance expense		(77)	(326)
Net foreign exchange gain (loss)		112	(154)
Net finance income (expense)		233	2,879

Net income (loss) before income taxes		18,854	7,100
Income tax (expense) benefit	11	(4,824)	703
Net income (loss)		14,030	7,803

Net income (loss) attributable to:
Equity holders of the parent		14,030	7,803
Non-controlling interests		-	-
Total net income (loss) attributed		14,030	7,803

Weighted average number of ordinary shares outstanding
Basic, millions	1	190.25	219.68
Diluted, millions		195.98	224.31

Net income (loss) per ordinary share
Basic, US$		0.07	0.04
Diluted, US$		0.07	0.04

Net income (loss) per ADS
Basic, US$		0.15	0.07
Diluted, US$		0.14	0.07

The accompanying notes are an integral part of these financial statements.

OPERA LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

		Six months ended June 30,
[US$ thousands]	Notes	2018	2019

Net income (loss)		14,030	7,803

Other comprehensive income (loss) that may be reclassified to Statement of Operations in subsequent periods (net of tax)
Exchange differences on translation of foreign operations		(1,096)	(96)
Reclassification of exchange differences on loss of control		(138)	(7)
Share of other comprehensive income (loss) of associates and joint ventures		-	(41)
Net other comprehensive income (loss) that may be reclassified to the Statement of Operations in subsequent periods		(1,234)	(144)
Total comprehensive income (loss)		12,796	7,659

Total comprehensive income (loss) attributable to:
Equity holders of the parent		12,796	7,659
Non-controlling interests		-	-
Total comprehensive income (loss) attributed		12,796	7,659

The accompanying notes are an integral part of these financial statements.

OPERA LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

[US$ thousands]	Notes	As of December 31, 2018	As of June 30, 2019
ASSETS
Non-current assets
Furniture, fixtures and equipment	2	12,162	27,362
Intangible assets		115,444	113,507
Goodwill		421,578	421,578
Investments in associates and joint ventures	7, 8	35,060	44,290
Non-current financial assets	8	2,025	2,727
Deferred tax assets	11	944	676
Total non-current assets		587,213	610,140

Current assets
Trade receivables	8	37,468	40,963
Loans to customers	3, 8	3,092	22,255
Other receivables	8	4,031	3,901
Prepayments	10	14,372	24,034
Other current financial assets	8	1,254	16,886
Cash and cash equivalents		177,873	134,155
Total current assets		238,090	242,194

TOTAL ASSETS		825,303	852,333

EQUITY AND LIABILITIES
Equity
Share capital		22	22
Other paid in capital		738,690	732,910
Retained earnings		36,432	46,538
Foreign currency translation reserve		316	172
Equity attributed to equity holders of the parent		775,460	779,642
Non-controlling interests		-	-
Total equity		775,460	779,642

Non-current liabilities
Non-current lease liabilities and other loans	2, 8	2,271	10,053
Deferred tax liabilities	11	13,358	13,756
Other non-current liabilities	8	212	197
Total non-current liabilities		15,841	24,006

Current liabilities
Trade and other payables	8	17,957	32,174
Current lease liabilities and other loans	2, 8	2,490	6,988
Income tax payable	11	1,920	724
Deferred revenue		1,932	1,218
Other current liabilities	2, 8	9,701	7,581
Total current liabilities		34,002	48,685

Total liabilities		49,843	72,691

TOTAL EQUITY AND LIABILITIES		825,303	852,333

The accompanying notes are an integral part of these financial statements.

OPERA LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

[US$ thousands]	Share capital*	Other paid in capital*	Retained Earnings	Foreign currency translation reserve	Total Equity

As of December 31, 2017	19	576,512	5,366	1,605	583,502
Adjustment on initial application of IFRS 9 and IFRS 15	-	-	(629)	-	(629)
As of January 1, 2018, restated	19	576,512	4,737	1,605	582,873
Net income (loss)	-	-	14,030	-	14,030
Other comprehensive income (loss)	-	-	-	(1,234)	(1,234)
Total comprehensive income (loss)	-	-	14,030	(1,234)	12,796
Share-based remuneration expense	-	-	2,916	-	2,916
As of June 30, 2018	19	576,512	21,683	371	598,585

[US$ thousands]	Share capital*	Other paid in capital*	Retained Earnings	Foreign currency translation reserve	Total Equity

As of December 31, 2018	22	738,690	36,432	316	775,460
Adjustment on initial application of IFRS 16	-	-	64	-	64
As of January 1, 2019, restated	22	738,690	36,496	316	775,524
Net income (loss)	-	-	7,803	-	7,803
Other comprehensive income (loss)	-	-	-	(144)	(144)
Total comprehensive income (loss)	-	-	7,803	(144)	7,659
Acquisition of treasury shares	-	(5,780)	-	-	(5,780)
Share-based remuneration expense	-	-	2,238	-	2,238
As of June 30, 2019	22	732,910	46,537	172	779,642

* The amounts of share capital and other paid-in capital have been amended by reclassifying amounts between the two equity components.

The accompanying notes are an integral part of these financial statements.

OPERA LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

		Six months ended June 30,
[US$ thousands]	Notes	2018	2019

Net income (loss) before income taxes		18,854	7,100
Income taxes paid		(1,877)	(617)
Depreciation and amortization		6,766	8,423
Share of net loss (income) of associates and joint ventures	7	1,624	(2,957)
Share-based payment expense	5	2,916	2,238
Net finance (income) expense		(233)	(2,879)
Change in trade and other receivables		(9,467)	(3,365)
Change in loans to customers		(164)	(19,163)
Change in trade and other payables		(242)	14,217
Change in deferred revenue		711	(714)
Change in prepayments		(874)	(9,662)
Change in other liabilities		(1,470)	(2,135)
Other		(1,650)	2,594
Net cash flow from (used in) operating activities		14,893	(6,920)

Cash flow from investment activities
Purchase of equipment		(2,023)	(4,565)
Release of escrow account		2,508	-
Receipt of contingent consideration		2,945	-
Disbursement of short-term loans		(1,203)	-
Investment in, and loans to associates and joint ventures	7, 10	(1,398)	(6,758)
Net proceeds (investments) from sale and purchase of listed equity instruments		-	(14,049)
Development expenditure		(2,116)	(2,111)
Net cash flow from (used in) investment activities		(1,287)	(27,483)

Cash flow from financing activities
Acquisition of treasury shares		-	(5,780)
Repayment of loans and borrowings		(974)	(900)
Payment of lease liabilities		(1,372)	(2,485)
Net cash flow from (used in) financing activities		(2,346)	(9,165)

Net change in cash and cash equivalents		11,260	(43,568)

Cash and cash equivalents at beginning of period		33,207	177,873
Net foreign exchange difference		(474)	(149)
Cash and cash equivalents at end of period		43,993	134,155

The accompanying notes are an integral part of these financial statements.

Note 1 – General information

Opera Limited (the “Company” and “Parent”), with its office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, is an exempted company under the laws of Cayman Islands. The address of the principal executive office is Gjerdrums vei 19, 0484 Oslo, Norway. The Company was incorporated in the Cayman Islands on March 19, 2018, with the purpose of being the issuer in our initial public offering of American Depository Shares (ADSs) on NASDAQ following a corporate reorganization in 2018. For periods prior to the reorganization the capitalization of share amounts has been adjusted to reflect those of Opera Limited.

As of June 30, 2019, the total number of shares outstanding for Opera Limited was 220,576,326, equivalent to 110,288,163 ADSs.

Opera is one of the world's most influential web innovators. The company delivers browsers, news and content platforms, fintech solutions and certain retail offerings to a quickly growing user base of 350 million users worldwide.

The interim condensed consolidated financial statements of Opera Limited and its subsidiaries (the “Group”) for the six-month period ended June 30, 2019 were authorized for issue by the Board of Directors on September 16, 2019.

Note 2 – Basis of preparation

The interim condensed consolidated financial statements for the six-month period ended June 30, 2019 have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the International Accounting Standards Board (IASB).

The interim condensed consolidated financial statements do not include all the information and disclosures required in annual financial statements, and should be read in conjunction with the Group’s annual consolidated financial statements for the year ended December 31, 2018.

The financial information presented in US Dollars has been rounded to the nearest thousand (USD thousands), therefore the subtotals and totals in some tables may not equal the sum of the amounts shown.

Certain prior year balances have been reclassified to conform to the current year’s presentation. Such reclassifications did not affect total cash flows, revenue, operating profit, net income, total assets, total liabilities or equity.

The interim condensed consolidated financial statements have not been audited by the Group’s independent registered accounting firm.

Significant accounting policies

Microloans are recognized at amortized cost and presented as Loans to customers in the Statement of Financial Position. Interest income, comprising of origination fees and late interest, is recognized based on the effective interest method, and is presented as Revenue, while credit losses are presented as Credit loss expense in the Statement of Operations.

The business model for microloans is to collect the contractual cash flows. There is no pattern of selling the loans, and the performance of the business is not measured at fair value for internal purposes. Contractual cash flows do not include components other than those representing interest on the principal amount and payments of the principal amount. Based on this, the loans are measured at amortized cost. Microloans are not credit-impaired when issued and thus follow the normal model for calculation of expected credit losses and presentation of interest income. Due to the short maturity of the loans, the small principal amounts and the limited amount of data for individual loans, a loss rate approach is applied when measuring expected credit losses. The effective interest on a microloan is calculated over the contractual life of the loan (currently 2, 3 or 4 weeks). Before maturity (that is, before a loan is credit-impaired) interest income is calculated on the gross carrying amount of the loan. The gross carrying amount is the amortized cost before adjusting for the loss allowance. Amortized cost before adjusting for the loss allowance equals the initial measurement of the loan plus accrued effective interest, less percentage of down payment caused by payments received. After maturity (that is, subsequent to a loan being credit-impaired) interest income is calculated on the carrying amount of the loan. The carrying amount is the amortized cost after adjusting for the loss allowance. See Note 4 for additional information.

Income tax expense for the interim period is recognized at an amount determined by multiplying the net income (loss) before income taxes for the interim period for each tax jurisdiction by the nominal tax rate in those jurisdictions. Income tax expense is adjusted for the impact of any permanent tax differences.

In March 2019, the IFRS Interpretations Committee issued an agenda decision regarding a customer’s right to receive access to a supplier’s software hosted in the cloud. In the agenda decision, the Committee clarified that if a contract conveys to the customer only the right to receive access to the supplier’s application software over the contract term, the contract does not contain a software lease. Moreover, the Committee concluded that a contract that conveys to the customer only the right to receive access to the supplier’s application software in the future is a service contract. The Group has capitalized expenditure related to rights to access software hosted in the cloud and is currently assessing the implications of the agenda decision. The implication of the agenda decision could be that the Group needs to change its accounting policy and account for the amounts capitalized as an expense when incurred. The potential impact in the financial statements of a change in accounting policy is a decrease in intangible assets and a corresponding increase in operating expenses of up to US$1.2 million for the periods affected.

Significant accounting estimates, judgments and assumptions

In preparing these interim condensed consolidated financial statements, the significant estimates and judgments made by management were the same as those applied in the Group’s annual consolidated financial statements for the year ended December 31, 2018, except for (i) management no longer applying significant judgment when assessing collectability of consideration from OPay Digital Services Limited (OPay) due to OPay in the second quarter of 2019 having settled the accumulated amount for trade receivables outstanding as of March 31, 2019, and (ii) measurement of expected credit losses related to the microloans. The measurement of impairment losses for microloans requires judgement, in particular, the estimation of the amount and timing of future cash flows when determining credit losses and the assessment of a significant increase in credit risk.

New standards, interpretations and amendments adopted by the Group

The accounting policies adopted in the preparation of these interim consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2018, except for the adoption of new standards, amendments and interpretations effective as of January 1, 2019. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective, except as disclosed in the Group's annual consolidated financial statements for the year ended December 31, 2018.

The Group applies, for the first time, IFRS 16 Leases. Other standards, amendments and interpretations applied for the first time in 2019, did not have an impact on the interim condensed consolidated financial statements of the Group.

IFRS 16 Leases

The Group adopted IFRS 16 Leases retrospectively as of January 1, 2019 with the cumulative effect of initially applying the standard recognized as of that date. This entailed that the Group did not restate comparative information, but instead recognized the cumulative effect of initially applying this standard as an adjustment to the opening balance of Retained earnings at the date of initial application. For leases which had previously been classified as operating leases under the principles of IAS 17 Leases, the lease liability upon adoption of IFRS 16 was measured as the present value of the remaining lease payments, discounted using the lessee’s estimated incremental borrowing rate as of January 1, 2019. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The Group used a single discount rate to a portfolio of leases with reasonably similar characteristics. The incremental borrowing rate was estimated based on yields for government bonds denominated in the same currency as the lease payments and a credit risk premium. The discount rates were in the range 1.4% to 17%, where the variance is primarily explained by the currencies of which the lease payments are denominated in. The right-of-use asset was recognized at the amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the Statement of Financial Position immediately before the date of initial application. For leases that were classified as finance leases applying IAS 17, the carrying amounts of the right-of-use asset and the lease liability at January 1, 2019 were the carrying amounts of the lease asset and lease liability immediately before that date measured applying IAS 17.

The Group elected to apply the recognition exemptions for short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option), and leases for which the underlying asset is of low value. These exemptions are applied to short-term office leases, and leases of office equipment, including printers and photocopying machines. Non-lease components, such as maintenance and supply of utilities, are accounted for separately from lease components.

The Statement of Financial Position increase (decrease) as of January 1, 2019:

[US$ thousands]	As of January 1, 2019
Assets
Furniture, fixtures and equipment	14,969

Liabilities
Non-current lease liabilities and other loans	10,709
Current lease liabilities and other loans	4,260
Other current liabilities	(64)
Net impact on equity	64

The net impact on the Group’s equity as of January 1, 2019 was due to the derecognition of an accrued liability related to a period of free rent of an office space, which was accounted for as a lease incentive under IAS 17 and SIC 15.

Following the adoption of IFRS 16, the accounting policies for leases are as set out below:

At the commencement date of the lease (i.e., the date the underlying asset is available for use), the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (and payments that are fixed in substance) less any lease incentives receivable; variable lease payments that depend on an index or a rate; and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of any purchase option reasonably certain to be exercised by the Group, and payments of penalties for terminating a lease, if the lease term reflects the Group’s expectation of exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period when the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses the estimated incremental borrowing rate at the lease commencement date unless the interest rate implicit in the lease is readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

The Group recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

The Group applies the short-term lease recognition exemption to its short-term leases of equipment. It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Note 3 – Segment and revenue information

As of 2019, management has identified four operating segments, named (i) Browser and News, (ii) Fintech, (iii) Retail and (iv) Other. Whereas in prior periods, the Group had one operating segment. The change follows the Group’s expansion and growth into new businesses including microlending, and related changes to how financial information is reviewed by the Group’s chief operating decision maker (the “CODM”).

An operating segment captures relatively distinct business activities from which the Group earns revenue and incurs expenses. Furthermore, the segments’ operating results are regularly reviewed by the CODM to make decisions about resources to be allocated to the various business activities and to assess performance. Management has determined that the CEO, who is also the Chairman of the Board, is the Group’s CODM.

The operating and reportable segments are based on the Group’s main categories of products and services. The segment profit or loss is the Contribution by segment, which is calculated as revenue, less (i) cost of revenue, (ii) marketing and distribution expense, and (iii) credit loss expense.

The Browser and News business area includes the Group’s PC and mobile browser business as well as the Opera News platform, both as leveraged within the Group’s browsers and as made available through a standalone app. These products have similar characteristics and are often closely bundled. The Fintech business area relates to app-based microfinance services that offer instant credit to approved borrowers. The retail business area includes sale of handsets, prepaid airtime, and data to consumers and wholesalers. The segment Other includes licensing of the Group’s proprietary technology to third parties, including related maintenance, support and hosting services, providing professional services, and providing customized browser configurations to mobile operators.

	Six months ended June 30, 2018
[US$ thousands]
Segments	Browser and News	Fintech	Retail	Other	Total
Revenue
External revenue	66,619	-	-	12,655	79,274
Total revenue	66,619	-	-	12,655	79,274

Cost of revenue	(2,079)	-	-	-	(2,079)
Marketing and distribution expenses	(15,176)	-	-	-	(15,176)
Credit loss expense	329	-	-	-	329
Direct expenses	(16,926)	-	-	-	(16,926)

Contribution by segment	49,693	-	-	12,655	62,348

	Six months ended June 30, 2019
[US$ thousands]
Segments	Browser and News	Fintech	Retail	Other	Total
Revenue
External revenue	72,287	16,608	14,465	8,208	111,568
Total revenue	72,287	16,608	14,465	8,208	111,568

Cost of revenue	(1,213)	(2,261)	(14,409)	-	(17,883)
Marketing and distribution expenses	(34,899)	(871)	-	-	(35,770)
Credit loss expense	(545)	(7,088)	-	-	(7,633)
Direct expenses	(36,657)	(10,220)	(14,409)	-	(61,286)

Contribution by segment	35,630	6,388	56	8,208	50,282

[US$ thousands]	Six months ended June 30,
Reconciliation	2018	2019
Contribution by segment	62,348	50,282
Personnel expenses including share-based remuneration	(20,466)	(26,685)
Depreciation and amortization	(6,766)	(8,423)
Other expenses	(14,871)	(13,909)
Share of net income (loss) of associates and joint ventures	(1,624)	2,957
Finance income	198	3,359
Finance expense	(77)	(326)
Net foreign exchange gains (losses)	112	(154)
Net income (loss) before income taxes	18,854	7,100

Revenue from contracts with customers

Set out below is the disaggregation of the Group’s revenue from contracts with customers. Origination fees and late interest are recognized as income based on the effective interest method in IFRS 9.

[US$ thousands]	Six months ended June 30, 2018
Segments	Browser and News	Fintech	Retail	Other	Total
Type of goods or service
Search	39,985	-	-	-	39,985
Advertising	26,634	-	-	-	26,634
Airtime and handsets	-	-	-	-	-
Technology licensing and other revenue	-	-	-	12,655	12,655
Total revenue from contracts with customers	66,619	-	-	12,655	79,274
Origination fees and late interest	-	-	-	-	-
Total revenue	66,619	-	-	12,655	79,274

[US$ thousands]	Six months ended June 30, 2019
Segments	Browser and News	Fintech	Retail	Other	Total
Type of goods or service
Search	41,987	-	-	-	41,987
Advertising	30,300	-	-	-	30,300
Airtime and handsets	-	-	14,465	-	14,465
Technology licensing and other revenue	-	-	-	8,208	8,208
Total revenue from contracts with customers	72,287	-	14,465	8,208	94,960
Origination fees and late interest	-	16,608	-	-	16,608
Total revenue	72,287	16,608	14,465	8,208	111,568

Note 4 – Microlending

The Group engages in microlending in several developing countries including Kenya and India. The Group currently provides loans to consumers with a duration of between 7 to 30 days, in exchange for an origination fee that remains fixed regardless of any early repayment. Additional fees in the form of interest accrues only if and after a loan is not repaid by its due date.

The microlending activities are presented in the Statement of Financial Position as Loans to customers, and are measured at amortized cost. The origination fees and late interest are presented as Revenue, while credit losses are presented as Credit loss expense in the Statement of Operations.

The following tables present detailed financial information related to the microloans to customers in the six months ended June 30, 2019:

[US$ thousands]	Loans to customers	Loans to customers	Loans to customers	Loans to customers
Statement of Financial Position as of June 30, 2019	not yet overdue	overdue 1-30 days	overdue 31-90 days	overdue >90 days	Total

Loans to customers, gross	16,382	4,231	5,586	3,587	29,786
Loss allowance, end of period	(1,695)	(1,393)	(2,121)	(2,322)	(7,531)
Net loans to customers	14,688	2,839	3,464	1,265	22,255

[US$ thousands]	Loans to customers	Loans to customers
Statement of Operations	not yet overdue	overdue	Total

Interest revenue	13,450	3,159	16,608
Credit loss expense	(4,589)	(2,499)	(7,088)

[US$ thousands]	Loans to customers	Loans to customers
Cash flows during the period	not yet overdue	overdue	Total

Total cash lent during the period (nominal loan amount excluding the the origination fee)	(94,372)	-	(94,372)
Total cash collected from customers during the period (this includes cash collected on written off loans)	62,996	37,009	100,005
Net cash flows received from customers during the period	(31,375)	37,009	5,633

[US$ thousands]
Loss allowance reconciliation	Six months ended June 30, 2019
Loss allowance as of January 1, 2019	528
Change in loss allowance during the period	7,003
Loans to customers written off during the period	-
Loss allowance as of June 30, 2019	7,531

See Note 3 for information regarding the amounts of origination fees and late interest recognized as revenue in the periods.

Note 5 – Personnel expenses including share-based remuneration

The table below specifies the amounts of personnel expenses including share-based remuneration:

[US$ thousands]	Six months ended June 30,
Personnel expenses including share-based remuneration	2018	2019
Personnel expenses excluding share-based remuneration	17,799	23,715
Share-based remuneration, including related social security costs	2,667	2,970
Total	20,466	26,685

Note 6 – Other expenses

The table below specifies the nature of other expenses:

[US$ thousands]	Six months ended June 30,
Other expenses	2018	2019
Hosting	5,178	3,379
Audit, legal and other advisory services	4,879	3,972
Software license fees	891	1,564
Rent and other office expense	2,336	2,373
Travel	1,030	1,385
Other	558	1,238
Total	14,871	13,909

Note 7 – Investments in associates

In the second quarter of 2019, OPay raised US$50 million in total funding from the lead investors IDG Capital, Sequoia China, Source Code Capital, Meituan-Dianping, GSR Ventures and Opera. The capital contribution from the Group was US$12.1 million, of which US$1.9 million was a cash contribution and US$10.2 million was contributed through conversion of debt to equity. Of the debt conversion, US$5.0 million was classified as part of the net investment in OPay in preceding periods. The new capital will be used by OPay to continue its growth in mobile payment services, expand into adjacent verticals, including the motorbike ridesharing service ORide and food delivery service OFood, and ultimately expand to additional African markets beyond its core market of Nigeria

Following the capital contribution, the Group has an ownership interest in OPay of 19.3% (December 31, 2018: 19.9%). The ownership interest is held through a combination of preferred and ordinary shares. As of June 30, 2019, the Group assessed that it retains significant influence over OPay, predominantly due to certain individuals having Board representation and voting rights across the two companies. As a consequence, the Group’s common shares in OPay are accounted for using the equity method, while the Group’s preferred shares in OPay are measured at fair value through the Statement of Operations.

Note 8 – Financial assets and liabilities

The tables below show the financial assets and liabilities held by the Group as of December 31, 2018 and June 30, 2019:

	Financial		Financial
	assets at		liabilities
	fair value	Financial	at fair value	Financial
	through	assets at	through	liabilities
[US$ thousands]	net income	amortized	net income	at amortized
As of December 31, 2018	(loss)	cost	(loss)	cost	Total
Assets
Non-current
Non-current financial assets (1)	-	2,025	-	-	2,025
Investment in associate (preferred shares in StarMaker)	30,000	-	-	-	30,000
Current
Trade receivables	-	37,468	-	-	37,468
Loans to customers	-	3,092	-	-	3,092
Other receivables	-	4,031	-	-	4,031
Other current financial assets (2)	1,165	89	-	-	1,254
Total financial assets	31,165	46,704	-	-	77,869

Liabilities
Non-current
Non-current lease liabilities and other loans	-	-	-	2,271	2,271
Other non-current liabilities	-	-	-	212	212
Current
Trade and other payables	-	-	-	17,957	17,957
Current lease liabilities and other loans	-	-	-	2,490	2,490
Other current liabilities (2)	-	-	500	9,201	9,701
Total financial liabilities	-	-	500	32,132	32,632

(1) Includes long-term deposits for office rent
(2) The Group conducts certain limited buying and selling of publicly traded securities using a trading account opened for such purpose.

	Financial		Financial
	assets at		liabilities
	fair value	Financial	at fair value	Financial
	through	assets at	through	liabilities
[US$ thousands]	net income	amortized	net income	at amortized
As of June 30, 2019	(loss)	cost	(loss)	cost	Total
Assets
Non-current
Non-current financial assets (1)	-	2,727	-	-	2,727
Investments in associates (preferred shares in StarMaker and OPay)	46,610	-	-	-	46,610
Current
Trade receivables	-	40,963	-	-	40,963
Loans to customers	-	22,255	-	-	22,255
Other receivables	-	3,901	-	-	3,901
Other current financial assets (2)	13,303	3,583	-	-	16,886
Total financial assets	59,913	73,429	-	-	133,342

Liabilities
Non-current
Non-current lease liabilities and other loans	-	-	-	10,053	10,053
Other non-current liabilities	-	-	-	197	197
Current
Trade and other payables	-	-	-	32,174	32,174
Current lease liabilities and other loans	-	-	-	6,988	6,988
Other current liabilities (2)	-	-	267	7,314	7,581
Total financial liabilities	-	-	267	56,726	56,993

(1) Includes long-term deposits for office rent
(2) The Group conducts certain limited buying and selling of publicly traded securities using a trading account opened for such purpose.

The preference shares in OPay are classified as debt instruments and represent long-term interest in the company. The preference shares are measured at fair value through the Statement of Operations. As of June 30, 2019, the preference shares had a fair value of US$16.1 million, which represented an increase in fair value of US$4.5 million in the period subsequent to April 17, 2019, the date of acquisition. The gain was recognized as part of the share of net income (loss) of associates and joint ventures. As of June 30, 2019, fair value of the preference shares was measured based on observed transaction prices for equity instruments of OPay.

The tables below show a comparison of the carrying amounts and fair values of financial assets and financial liabilities held by the Group as of December 31, 2018 and June 30, 2019:

Fair value measurement hierarchy for financial assets as of December 31, 2018:

[US$ thousands]	Date of valuation	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Other current financial assets (listed equity instruments)	December 31, 2018	1,165	1,165	X
Investment in associate (preferred shares in StarMaker)	December 31, 2018	30,000	30,000			X

Fair value measurement hierarchy for financial liabilities as of 31 December 2018:

[US$ thousands]	Date of valuation	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities measured at fair value
Other current liabilities (short position)	December 31, 2018	500	500	X

Fair value measurement hierarchy for financial assets as of June 30, 2019:

[US$ thousands]	Date of valuation	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Other current financial assets (listed equity instruments)	June 30, 2019	13,303	13,303	X
Investments in associates (preferred shares in StarMaker and OPay)	June 30, 2019	46,610	46,610			X

Fair value measurement hierarchy for financial liabilities as of June 30, 2019:

[US$ thousands]	Date of valuation	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities measured at fair value
Other current liabilities (short position)	June 30, 2019	267	267	X

Note 9 – Share-based payments

On January 10, 2019, the Group amended and restated its share incentive plan. The plan was adopted for the purpose of rewarding, attracting and retaining employees of the Group. Under the amended plan, a total of 20,000,000 ordinary shares are issuable to employees, corresponding to 10,000,000 ADSs. For the purpose of these consolidated interim financial statements, all counts of RSUs and options, as well as per-unit values, are communicated as converted to ADS equivalent units.

In the first half of 2019, grants were made in the months of March and June. The default vesting schedule for the majority of 2019 grants were 15%, 20%, 30%, 35% on January 1 in each of the years 2020-2023.

The equity unit value applied for the 2019 grants was determined based on the market value of the Company on the date of each grant. The fair value for RSUs granted was determined by Monte Carlo simulation, while the fair value of options was determined based on the Black-Scholes model, as specified below. The table presents the weighted average values across grants within each category of equity award instruments. The equity cost of each award is recognized on a straight-line basis over the vesting period.

The Group accrues for relevant social security costs based on the most recent available measure of the equity value, with the same straight-line recognition over the vesting period. As of June 30, 2019, social security cost was accrued based on the period-end market value of the Company.

See Note 5 for information about the amounts of share-based remuneration, including related social security costs, recognized as expenses in the period.

Movements during the period: Number of equity award instruments as expressed in equivalent ADSs:

	Six months ended June 30, 2019
	RSUs	Options
Outstanding as of January 1, 2019	4,244,132	-
Granted during the period	289,000	150,000
Forfeited during the period	(84,000)	-
Exercised during the period	(1,728,492)	-
Expired during the period	-	-
Outstanding as of June 30, 2019	2,720,640	150,000

Subsequent to February 21, 2019, the first exercise period of the Group’s equity program took place, including RSUs that had vested on January 1, 2017, and January 1, 2018. A total of 1,728,492 RSUs were exchanged for an equivalent number of ADSs in Opera Limited. No options had vested or been exercised as of June 30, 2019.

The weighted average remaining vesting period for the equity awards outstanding as of June 30, 2019 was 1.28 years (December 31, 2018: 0.97 years).

Fair value measurement per equity award instrument as converted to ADS equivalent:

	2019 RSU grants: RSU valuation input	2019 option grants: Option valuation input
Current equity unit price valuation ($)	9.38	7.42
Model Used	Monte Carlo	Black-Scholes
Expected Volatility (%) 1) 2)	40.00%	40.00%
Risk free interest rate (%) 1)	1.98%	2.43%
Dividend Yield (%)	0%	0%
Duration of initial simulation period (years to longstop date)	3.60	n/a
Duration of second simulation period with postponed exercise (years)	3.00	n/a
Expected lifetime (years)	n/a	3.23
Exercise price	n/a	7.42
Fair value at the measurement date ($)	9.22	2.36

1) Specified value is 4 years (modelled on yearly basis)
2) Based on a defined peer group of companies considered comparable to the Group.

Note 10 – Related parties

At the time of the transactions described in this note, the Group’s Chairman and Chief Executive Officer had control or significant influence over Beijing Kunlun Tech, StarMaker Interactive, Kunlun AI and 360 Mobile Security, either directly or through other investments. He further controls OPay through Balder Investment Inc, where certain other officers in the Group also have financial interests but limited voting rights.

The Group has significant influence over OPay and StarMaker, predominantly caused by certain individuals having Board representation and voting rights across the Group and these companies. Moreover, the Group has joint control over Powerbets and nHorizon by having contractually agreed the sharing of control.

On November 1, 2017, the Group provided a revolving line of credit of US$6.0 million to OPay. The Group may call the principal and interest at any time after November 1, 2019. OPay may elect to make early repayment at any time in its discretion. As of June 30, 2019, the total amount drawn under the credit facility was US$0.7 million. In the second quarter of 2019, OPay raised US$50 million from investors, of which the Group contributed US$12.1 million, including the conversion of prior loans to equity.

On October 4, 2018, the Group provided a revolving line of credit of US$6.0 million to Powerbets. The principal, together with all accrued and unpaid interest, shall be repaid on a date to be set by Powerbets’ board of directors, which effectively requires the consent of the other investor in Powerbets. As of June 30, 2019, a total of US$2.7 million was drawn under the credit facility. This long-term loan is accounted for as part of our long-term interest in Powerbets.

The Group provides services to, or receives services from, certain related parties. Services received from Beijing Kunlun Tech consist of shared office facilities in Beijing, China. Services provided to OPay consist of development and until the end of the first quarter of 2019, key management personnel services. These services are invoiced based on time used and with a 5-8% markup dependent of the type of service. The Group also provided advertising services to OPay. Services received from 360 Mobile Security are related to distribution and promotion of the Group’s products worldwide as well as certain licensed technology related to microlending. As of June 30, 2019, the Group had provided prepayments to 360 Mobile Security for distribution and promotion services as part of an agreement where 360 Mobile Security accepts financial risk related to the retention of acquired new users. The prepayments had a carrying amount of US$18.4 million.

Outstanding balances as of December 31, 2018 and as of June 30, 2019 are unsecured and mostly interest free, and settlement occurs in cash. There have been no guarantees provided or received for any related party receivable or payable.

[US$ thousands]			As of December 31,	As of June 30,
Balances with related parties	Category of related party	Type of balance	2018	2019
360 Mobile Security Limited	Key management personnel	Trade receivable	770	520
360 Mobile Security Limited	Key management personnel	Distribution prepayment	10,420	18,397
360 Mobile Security Limited	Key management personnel	Trade payable	-	(250)
Beijing Kunlun Tech Co., Ltd.	Key management personnel and Manager	Other payables	(169)	(410)
nHorizon Innovation (Beijing) Software Ltd	Joint venture	Trade payable	(979)	(560)
Opay Digital Services Limited	Associate / Key management personnel and Manager	Loan receivable	1,779	662
Opay Digital Services Limited	Associate / Key management personnel and Manager	Trade receivable	4,271	3,786
Opay Digital Services Limited	Associate / Key management personnel and Manager	Trade payable	(455)	(455)
Powerbets Holding Limited	Joint venture	Loan receivable	2,567	2,657
Powerbets Holding Limited	Joint venture	Trade receivable	4,369	5,697

[US$ thousands]			Six months ended June 30,
Transactions with related parties	Category of related party	Type of transaction	2018	2019
Opay Digital Services Limited	Associate / Key management personnel	Technology Licensing / Other Revenue	5,880	4,784
Opay Digital Services Limited	Associate / Key management personnel	Interest income	-	323
Powerbets Holdings Limited	Associate	Technology Licensing / Other and Advertising Revenue	-	1,328
360 Mobile Security Limited	Key management personnel	Technology Licensing / Other and Advertising Revenue	1,500	8
Kunlun Global International	Key management personnel	Advertising Revenue	-	2
Beijing Kunlun Tech. Co. Ltd	Key management personnel	Technology Licensing / Other Revenue	-	13
nHorizon Innovation (Beijing) Software Ltd	Joint venture	Technology Licensing / Other Revenue	-	57
Starmaker Interactive Inc.	Associate / Key management personnel	Technology Licensing / Other Revenue	-	147
Opay Digital Services Limited	Associate / Key management personnel	Advertising Revenue	-	270
Opay Digital Services Limited	Associate / Key management personnel	Investment (reclassification of loan to equity and cash contribution)	-	(7,131)
360 Mobile Security Limited	Key management personnel	Marketing and Distribution	(5,037)	(12,897)
360 Mobile Security Limited	Key management personnel	Business License	-	(250)
Beijing Kunlun Tech Co., Ltd.	Key management personnel	Office facilities	(734)	(854)
nHorizon Innovation (Beijing) Software Ltd	Joint venture	Cost of revenue	(31)	(15)
nHorizon Innovation (Beijing) Software Ltd	Joint venture	Professional services	(471)	(156)
Starmaker Interactive Inc.	Associate / Key management personnel	Professional services	29	3

Note 11 – Income tax

The income tax benefit for the first half of 2019 was US$0.7 million, representing an effective tax rate of negative 10%. This was due to an increase in deferred tax assets related to estimated tax losses to be carried forward and non-taxable permanent differences, including gains from associates and joint ventures and the equity component of share-based remuneration expense, exceeding the estimated tax payable in subsidiaries with taxable profit in the period.

Note 12 – Events after the reporting period

On July 2, 2019, the Board of Directors resolved to approve the introduction of annual compensation to the Group’s Chairman and CEO, effective from the beginning of 2019.

On July 18, 2019, the Board of Directors resolved to increase the capital allocation available for holding publicly traded securities to US$70 million, versus the US$20 million initial capital allocation.

PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 10, 2019

Prospectus

Opera Limited

Ordinary Shares
Preferred Shares
Debt Securities
Warrants

We may offer and sell from time to time ordinary shares, including ordinary shares represented by American depositary shares, or ADSs, preferred shares, debt securities and warrants of Opera Limited in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The securities offered by this prospectus will have an aggregate offering price of up to US$200 million. The preferred shares, debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares or other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

We may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “OPRA.”

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2019

ABOUT THIS PROSPECTUS	1

WHERE YOU CAN FIND MORE INFORMATION ABOUT US	2

INCORPORATION OF DOCUMENTS BY REFERENCE	3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4

OUR COMPANY	6

RISK FACTORS	7

USE OF PROCEEDS	8

ENFORCEABILITY OF CIVIL LIABILITIES	9

TAXATION	11

DESCRIPTION OF THE SECURITIES	12

DESCRIPTION OF SHARE CAPITAL	13

DESCRIPTION OF ORDINARY SHARES	22

DESCRIPTION OF AMERICAN DEPOSITARY SHARES	23

DESCRIPTION OF OUR PREFERRED SHARES	31

DESCRIPTION OF DEBT SECURITIES	32

DESCRIPTION OF WARRANTS	35

PLAN OF DISTRIBUTION	38

LEGAL MATTERS	41

EXPERTS	42

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refer to American depositary shares, each of which represents two ordinary shares;

•	“shares” or “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share;

•	“US$,” “U.S. Dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•

“we,” “us,” “our company,” “the Group,” “our group,” “our” or “Opera” refers to Opera Limited, an exempt company incorporated under the laws of the Cayman Islands with limited liability that is the holding company of our group.

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell our shares, debt securities and warrants or any combination of any of the foregoing having an aggregate initial offering price of up to US$200,000,000 from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

This prospectus and any prospectus supplement are part of a registration statement we have filed with the SEC. This prospectus and any prospectus supplement omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Our website address is www.opera.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 17, 2019, or the 2018 Annual Report; and

•

with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our 2018 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. The consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IFRS.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Opera Software

Attn: Derrick Nueman

Gjerdrums vei 19

0484 Oslo, Norway

investor-relations@opera.com

+47 2369-2400

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus and any prospectus supplement (including statements incorporated by reference herein) entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our goals and strategies;

•	our expected development and launch, and market acceptance, of our products and services;

•	our future business development, financial condition and results of operations;

•	the expected growth in, and market size of, the global internet industry;

•	expected changes in our revenue, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our brand, platforms and services;

•	our expectations regarding growth in our user base and level of engagement;

•	our ability to attract, retain and monetize users;

•	our ability to continue to develop new technologies and/or upgrade our existing technologies;

•	our expectation regarding the use of proceeds from this offering;

•	growth of and trends of competition in our industry;

•	government policies and regulations relating to our industry; and

•	general economic and business conditions in the markets we have businesses.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and any prospectus supplement, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the online content consumption and e-commerce industries, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

OUR COMPANY

Overview

Opera is one of the world's most influential web innovators. The company delivers browsers, news and content platforms, fintech solutions and certain retail offerings to a quickly growing base of 350 million users worldwide.

Our principal executive offices are located at Gjerdrums vei 19, 0484 Oslo, Norway. Our telephone number at this address is +47 2369-2400.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities registered as set forth in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Cayman Islands

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or executive officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Norway

Wikborg Rein Advokatfirma AS, our counsel as to Norwegian law, has advised us that there is uncertainty as to whether courts in Norway will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors and officers under the securities laws of those jurisdictions or entertain actions in Norway against our directors and officers under the securities laws of other jurisdictions. The United States and Norway do not currently have a treaty providing for reciprocal recognition and enforcement of judgements (other than arbitral awards) in civil and commercial matters.

A final, non-appealable, conclusive and enforceable judgment issued by (i) a court of a member state of the Lugano Convention of 30 October 2007 or (ii) a court the respective parties in a particular civil matter have submitted in writing to the exclusive jurisdiction of, would be recognized and enforceable in the courts of Norway according to applicable procedures; subject to (a) the enforcement not being in conflict with decency, Norwegian mandatory law or public policy (“ordre public,”) (b) the judgment not concerning the constitution, dissolution of companies or other persons, or the validity of the resolutions of their decision-making bodies, or (c) any Norwegian debt settlement negotiations, bankruptcy, insolvency, liquidation, enforcement or similar proceedings.

In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Norway.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

DESCRIPTION OF THE SECURITIES

We may issue, offer and sell from time to time, in one or more offerings, the following securities:

●	ordinary shares, including ordinary shares represented by ADSs;

●	preferred shares;

●	debt securities; and

●	warrants to purchase ordinary shares, preferred shares or ADSs.

The following is a description of the terms and provisions of our shares, preferred shares, debt securities and warrants to purchase shares, preferred shares or debt securities, which we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. We will set forth in the applicable prospectus supplement a description of the preferred shares, warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material relating to such offering. The supplement may also add, update or change information contained in this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our second amended and restated memorandum and articles of association, or the Second M&A and the Companies Law (as amended) of the Cayman Islands, or Companies Law, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. As of the date of this prospectus, there are 220,576,326 ordinary shares issued and outstanding.

The following are summaries of material provisions of our Second M&A and the Companies Law as they relate to the material terms of our ordinary shares.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company is not required to open its register of members for inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our Second M&A prohibit us from issuing bearer or negotiable shares. Our company will issue only non-negotiable shares in registered form, which will be issued when registered in our register of members.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our Second M&A and the Companies Law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they fall due in the ordinary course of business and we have funds lawfully available for such purpose.

Register of Members

Under Cayman Islands law, we must keep a register of members and there must be entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, our register of members will be immediately updated to record and give effect to the issue of ordinary shares by us to Bank of New York Mellon, as the depositary (or its custodian or nominee). Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Voting Rights

Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all paid up voting share capital of our company. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast in a general meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our Second M&A. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our Second M&A provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting within one year of the end of each fiscal year following listing, as required by the Listing Rules of the NASDAQ Stock Market.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, our Second M&A allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our Second M&A do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

A quorum required for a meeting of shareholders consists of one or more shareholders holding, in aggregate, not less than one-third of the votes attaching to all paid up share capital of our company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and other shareholders’ meetings.

Transfer of Ordinary Shares

Subject to the restrictions in our Second M&A as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they are obligated to, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the designated stock exchange, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as our board of directors may determine.

Issuance of Additional Shares

Our Second M&A authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our Second M&A also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without further action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Liquidation

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a “limited liability” company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our Second M&A contain a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our Second M&A. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of or the rights attaching to that class, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”

Changes in Capital

Our shareholders may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

•

consolidate and divide all or any of our share capital into shares of a larger amount than our existing convert all or any of its paid up shares into stock and reconvert the stock into paid up shares of any denomination;

•

sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our Second M&A; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the due majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected (within four months), the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, or a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff in any action or proceedings to be brought in respect of a wrong committed against us, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or a derivative action in the name of, a company to challenge the following acts in the following circumstances:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation.

A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a personal profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third-party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under our Second M&A, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Subject to Listing Rules of the NASDAQ Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, arrangement or transaction notwithstanding his interest.

Shareholder Action by Written Resolution

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law and our Second M&A provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Second M&A do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Second M&A, directors can be removed by an ordinary resolution. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed pursuant to our Second M&A.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Law, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares

If at any time, our share capital is divided into different classes of shares, under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Second M&A and as permitted by the Companies Law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As required by the Companies Law, our Second M&A may only be amended by a special resolution of our shareholders.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions

Some provisions of our Second M&A may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Second M&A for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by foreign law or by our Second M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares. In addition, there are no provisions in our Second M&A governing the ownership threshold above which shareholder ownership must be disclosed.

 DESCRIPTION OF ORDINARY SHARES

We may issue our ordinary shares either alone or underlying other securities convertible into or exercisable or exchangeable for our ordinary shares.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions as set forth in our Second M&A and the Companies Law. See “Description of Share Capital.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS represents two ordinary shares (or a right to receive two ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information About Us” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. Dollars, if it can do so on a reasonable basis and can transfer the U.S. Dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation” in our most recently filed annual report on Form 20-F for additional information. The depositary will distribute only whole U.S. Dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.   The depositary may distribute additional ADSs  representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. See “Description of Share Capital” for more information on the voting rights of our ordinary shares underlying the ADSs. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares.

In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancelation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. Dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with the Securities Act of 1933 or the rules and regulations promulgated thereunder.

DESCRIPTION OF OUR PREFERRED SHARES

Our board of directors has the authority, without shareholder approval, to issue preferred shares in one or more series out of our authorized share capital. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Opera Limited. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

As of the date of this document, there are no outstanding shares of preferred stock of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our Second M&A and the Companies Law. See “Description of Share Capital.”

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

●	the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●

the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●

any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●

any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●

if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●

the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●

any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of material income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our ordinary shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the equity warrants;

●	the initial offering price;

●	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

●	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

●	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

●	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

●	anti-dilution provisions of the equity warrants, if any;

●	redemption or call provisions, if any, applicable to the equity warrants; and

●	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the debt warrants;

●	the initial offering price;

●	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

●	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

●

the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

●	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

●	anti-dilution provisions of the debt warrants, if any;

●	redemption or call provisions, if any, applicable to the debt warrants; and

●	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

●	through agents;

●	to dealers or underwriters for resale;

●	directly to purchasers;

●	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

●	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. The terms of any such sales will be described in the applicable prospectus supplement.

Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Conflicts of Interest

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions in our offering documents. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in their ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the debt securities and warrants offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Kirkland & Ellis International LLP, our special United States counsel. The validity of the shares and preferred shares, to the extent governed by Cayman Islands law, will be passed upon for us by Maples and Calder (Hong Kong) LLP, our special legal counsel as to Cayman Islands law. Legal matters as to Norway law will be passed upon for us by Wikborg Rein Advokatfirma, our counsel as to Norway law.

EXPERTS

The consolidated financial statements of Opera Limited and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018 (Successor) and for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor) have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2018 consolidated financial statements contains an emphasis of matter paragraph that states the Predecessor financial statements have been prepared on a carve-out basis.